UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 13, 2012
Dear Shareholder:
The 2012 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on Thursday, April 26, 2012 at 10:00 a.m. EDT.
As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect eleven directors, (2) ratify the appointment of KPMG LLP as our independent registered accounting firm for 2012, and (3) approve, on an advisory basis, our named executive officer compensation.
Diebold is pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, Diebold is mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2012 Proxy Statement and Annual Report for the year ended December 31, 2011, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.
All holders of record of Diebold common shares as of February 27, 2012 are entitled to vote at the 2012 Annual Meeting. You may vote online at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.
If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a replay that will be available on Diebold’s web site at http://www.diebold.com. The replay can also be accessed on the site soon after the meeting for up to three months.
We look forward to seeing those of you who will be attending the meeting.
Sincerely,

JOHN N. LAUER Chairman of the Board	THOMAS W. SWIDARSKI President and Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 26, 2012.
This proxy statement, along with our Annual Report for the year ended December 31, 2011, are available free of charge at www.proxyvote.com (you will need to reference the 12-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 26, 2012
10:00 a.m. EDT
Dear Shareholder,
The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 26, 2012 at 10:00 a.m. EDT, for the following purposes:

1.	To elect eleven directors;

2.	To ratify the appointment of KPMG LLP as our independent registered accounting firm for the year 2012; and

3.	To approve, on an advisory basis, our named executive officer compensation.
Your attention is directed to the attached proxy statement, which fully describes these items.
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Holders of record of Diebold common shares at the close of business on February 27, 2012 will be entitled to vote at the Annual Meeting.
The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold’s Board of Directors.

By Order of the Board of Directors

CHAD F. HESSE
Vice President, General Counsel and Secretary
March 13, 2012
(approximate mailing date)
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 2012
General Information
This proxy statement is furnished to shareholders of Diebold, Incorporated in connection with the solicitation by the Board of Directors of proxies to be used at our 2012 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.
These proxy materials are being sent to our shareholders on or about March 13, 2012.
Questions and Answers

Q:	When and where is the Annual Meeting?

A:	The 2012 Annual Meeting of Shareholders will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 26, 2012, at 10:00 a.m. EDT.

Q:	What items will be voted on at the Annual Meeting?

A:	At the Annual Meeting, you are being asked to:

• Elect eleven directors;

• Ratify the appointment of KPMG LLP as our independent registered accounting firm for 2012; and

• Approve, on an advisory basis, our named executive officer compensation.

If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:
Our record date is February 27, 2012. Each shareholder of record of our common shares as of the close of business on February 27, 2012 is entitled to one vote for each common share held. As of the record date, there were 62,887,557 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	If you are a shareholder on the record date and you hold shares in your own name, you have three ways to vote and submit your proxy before the Annual Meeting:

• By mail – If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card;

• By Internet – We encourage you to vote and submit your proxy over the Internet at www.proxyvote.com. Even if you receive paper materials of the proxy materials, you may vote by Internet by going to www.proxyvote.com and entering your control number, which is a 12 digit number located in a box on your proxy card that is included with your proxy materials; or

• By telephone – If you received your proxy materials by mail, you may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote:

• FOR each of eleven nominees for director;

• FOR the ratification of the appointment of KPMG LLP as our independent registered accounting firm for 2012; and

• FOR the approval of our named executive officer compensation.

Q:	Can I change my vote after I have voted?

A:	You may change your vote at any time before your proxy is voted at the Annual Meeting by:

• Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the Annual Meeting to our Secretary at the company’s address above;

• Submitting a later dated, signed proxy before the start of the Annual Meeting; or

• If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone by 11:59 p.m. EDT on April 25, 2012; or

• Attending the Annual Meeting, withdrawing your earlier proxy and voting in person.

Q:	What is cumulative voting and how can I cumulate my votes for the election of directors?

A:
In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and the votes may be cast for one director-nominee only or distributed among the director-nominees.

In order to cumulate votes for the election of a director, a shareholder must give written notice to our President, any Vice President or our Secretary no later than 9:59 a.m. EDT on April 24, 2012 that the shareholder desires that the voting for the election of directors be cumulative, and if an announcement of such notice is made upon convening the Annual Meeting by the Chairman or Secretary of the meeting, or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting.

In the event that voting at the Annual Meeting is to be cumulative, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the director- nominees. However, if voting in such manner would not be effective to elect all such director-nominees, votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such director-nominees elected.

Q:	How many votes are required to adopt each proposal?

A:
For Proposal 1, the director-nominees receiving the greatest number of votes will be elected, subject to our Majority Voting Policy described below. For each of Proposals 2 and 3, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

Q:	What is the Majority Voting Policy?

A:
Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. However, our Board of Directors has adopted a policy that any director-nominee that is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Majority Voting Policy.”

Q:	What is a “broker non-vote?”

A:
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Proposal 2, the ratification of KPMG LLP as our independent registered accounting firm for the year 2012, is the only routine matter for which the brokerage firm who holds your shares can vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2. Broker non-votes will have no effect on the outcome of Proposal 3.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?

A:
A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote in person at the Annual Meeting, or vote on the Internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?

A:
A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. Accordingly, for Proposal 1, abstentions will have no effect on the election of directors, except in regards to the Majority Voting Policy described above. For Proposals 2 and 3, abstentions will not be counted for determining the outcome of these proposals.

Q:	Why did I receive a one-page notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A:
Under rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. Pursuant to instructions found in the notice, all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Diebold encourages you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?

A:
The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all your proxy cards to ensure that all your shares are voted. If you receive more than one Notice, reference the distinct 12-digit control number on each Notice when voting by Internet.

CORPORATE GOVERNANCE

Board Leadership Structure
We currently separate the roles of our Chief Executive Officer, or CEO, and our Chairman of the Board; however, in the past, we have combined these roles. The Board separated the roles upon the election of our current CEO in late 2005 to allow him to concentrate on re-aligning our business priorities and running our business operations as we transitioned to new leadership.
The Board does not have a specific policy with respect to separating versus combining the CEO and Chairman roles, or whether the Chairman should be an employee or non-employee director. Therefore, while the Board currently separates the roles of CEO and Chairman, the Board reserves the right to combine those roles in the future if it determines that such a combination would be in the best interests of the company and our shareholders. As such, the Board, primarily through the Board Governance Committee, periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the discussion.

Board Meetings and Executive Sessions
During 2011, the Board held five meetings. All of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during the period. In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally at the conclusion of each regularly-scheduled Board meeting. In addition, on occasion our independent directors will meet in executive session prior the start of a Board meeting as well. Our Chairman of the Board, John N. Lauer, is an independent director and presides over these executive sessions.

Board Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks and in helping to establish the company’s risk appetite and risk tolerance. While the Board and its committees oversee risk management strategy and effectiveness, management is responsible for identifying risks inherent in our business, and implementing and supervising day-to-day risk management processes. Accordingly, the Board and the relevant committees receive regular reports from members of senior management on areas of material risk to us, including operational, financial, strategic, compliance, competitive, reputational, legal and regulatory risks. The Board also meets with senior management, at least annually, for a two-day strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year.
At the committee level, each committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks, and the entire Board of Directors is informed about such risks and management’s response to such risks through regular committee reports by the committee chairs.
Audit Committee Risk Oversight
Our Audit Committee regularly reviews our financial statements, internal control over financial reporting and other internal controls, as well as the effectiveness of our internal controls and the status of any efforts that may be required to remediate internal control deficiencies identified by management or our independent auditors. In addition, the Audit Committee has primary responsibility for overseeing enterprise risk management. In conducting its oversight, the Audit Committee relies on the advice and counsel of our independent auditors to raise awareness of any risk issues that may arise during their regular reviews of our financial statements.
Under the review and guidance of our Audit Committee, during 2009 and 2010 we successfully remediated a number of material weaknesses in our internal control over financial reporting that we had identified primarily in connection with the restatement of our financial statements in 2008. Together, management and our Audit Committee worked to re-establish an effective culture and tone necessary to support our control environment.
Compensation Committee Risk Oversight
Our Compensation Committee regularly reviews our executive compensation policies and practices, and employee benefits, and the risks associated with each. At the request of our Compensation Committee, management also reviews and evaluates our compensation policies and practices applicable to all employees that may create risks for our company. Participating in this review are members of our human resources, legal, finance and internal audit departments. In connection with this review, the Compensation Committee also engages its independent compensation consultant to conduct a comprehensive risk assessment of our executive compensation policies and practices, discussed in detail below under “Compensation Discussion and Analysis,” and the results of these reviews and assessments are presented to the Compensation Committee for its review and final assessment. Consequently, we have determined that our compensation policies and practices do not create risk that is reasonably likely to have a material adverse effect on the company.
As described in more detail below under “Compensation Discussion and Analysis,” our Compensation Committee has developed an executive compensation philosophy that does not encourage unnecessary or excessive risk taking. Executives’ base salaries are fixed in amount, bonuses are capped and tied to corporate performance, and a large portion of executives’ compensation is provided in the form of long-term equity awards, the value of which are ultimately tied to the price of our common shares, and which help to align executives’ interests with our shareholders.

Other Risk Oversight
Our Board Governance Committee manages risks associated with the independence of our Board, corporate governance and potential conflicts of interest. Our Investment Committee oversees the management of risks associated with our credit, liquidity, investments and investment strategy. We also have numerous management committees that meet regularly to discuss risks and potential risks as they arise or may arise from day-to-day in their various functional areas, and regularly report to the appropriate Board committees and the entire Board.
We also have robust internal dialog amongst our operations, finance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises, and any such discussions are escalated to our CEO, Chief Financial Officer, or CFO, Chief Compliance Officer, Vice President and General Counsel, Chief Human Resources Officer, Executive Vice President and Chief Innovation Officer or Vice President, Internal Audit, as appropriate, with open lines of communication among them, the various management committees described above, the various committees of the Board and the entire Board.
We believe that the Board’s approach to risk oversight, as described above, optimizes its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Diebold. We also believe that our board leadership structure complements our risk management structure, as it allows our independent directors, through our fully independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

In connection with their regular review of the company’s risk oversight, the Board and management conducted a comprehensive review of our risk identification, communication and oversight structure, and at the direction of the Board we made improvements to our existing program during 2011. In particular, we created a cross-functional Diebold Risk Council, consisting of senior members of management, which better aligns our efforts of identifying, assessing, managing and monitoring enterprise-wide risks, and which better coordinates our risk management decisions, practices, policies and activities across the company. The Diebold Risk Council receives regular reports from the other management committees noted above, and provides regular communications, and a more consistent method of communication, to our Chief Compliance Officer, CFO, CEO and the Board.

Board Committees and Composition
The Board’s current standing committees are the Audit Committee, Board Governance Committee, Compensation Committee and Investment Committee. In addition, in 2010, the Board formed a Special Committee to oversee the Board’s legal representative in connection with our previously disclosed global Foreign Corrupt Practices Act, or FCPA, review. Below is a summary of our committee structure and membership information during 2011:
___________________________________

[1]	Mr. Allender joined the Board and the Compensation Committee effective as of the Annual Meeting of Shareholders held April 28, 2011.

[2]	Mr. Byrnes joined the Governance Committee effective April 28, 2011.
Audit Committee
This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Audit Committee are Henry D. G. Wallace, Chair, Bruce L. Byrnes, Mei-Wei Cheng, Phillip B. Lassiter and Alan J. Weber, all of whom are independent. In addition, the Board has determined that Messrs. Wallace and Weber are audit committee financial experts. This committee met in person or telephonically seven times during 2011, and had informal communications between themselves and management, as well as with our independent auditors, at various other times during the year.
Board Governance Committee
This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or to expand the size of the Board, when appropriate. This committee also makes recommendations as to the composition of the various committees of the Board, compensation paid to the directors for their services on the Board and on Board committees, and develops and recommends corporate governance principles. This committee also leads the Board’s annual self-assessment. The committee’s current charter is available on our web site at http://

www.diebold.com.
The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Bruce L. Byrnes, Mei-Wei Cheng, Phillip B. Lassiter, and John N. Lauer, all of whom are independent. This committee met in person or telephonically five times during 2011.
Compensation Committee
This committee administers our executive pay program. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, in the case of non-officers, to the CEO or the Chief Human Resources Officer. The role of the committee is to oversee our equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also assesses achievement of corporate and individual goals, as applicable, by the executive officers under our short-(annual) and long-term incentive plans, and makes recommendations to the Board for approval of such achievement. This committee reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans. For a narrative description of the committee’s processes and procedures for the consideration of executive officer compensation, see “Compensation Discussion and Analysis” below. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Compensation Committee are Phillip R. Cox, Chair, Patrick W. Allender, Richard L. Crandall, Gale S. Fitzgerald and John N. Lauer, all of whom are independent. This committee met in person or telephonically four times during 2011.
Investment Committee
This committee’s functions include establishing the investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of our retirement plans and 401(k) plans to assure adequate and competitive returns. The committee’s current charter is available on our web site at http://www.diebold.com.
The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox, Richard L. Crandall and Henry D. G. Wallace, all of whom are independent. This committee met once in 2011.

Special Committee
This committee’s functions are to oversee the Board’s legal representative in connection with our previously disclosed global FCPA review. The committee has the authority to retain independent counsel, and may conduct any interviews with officers, employees and/or directors of the company and access all information of the company or our subsidiaries that it believes will assist in its activities.
The members of the Special Committee are the Chairpersons of the Audit, Board Governance, Compensation and Investment Committees, currently Henry D. G. Wallace, Chair, Phillip R. Cox, Gale S. Fitzgerald and Alan J. Weber, respectively, all of whom are independent. Our Chairman of the Board also has a standing invitation to attend. This committee met in person or telephonically seven times in 2011.

Director Independence
The Board has determined that each of Patrick W. Allender, Bruce L. Byrnes, Mei-Wei Cheng, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, Henry D. G. Wallace and Alan J. Weber, which includes each of the current members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with Diebold (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within our director independence standards, which reflect the NYSE director independence standards as currently in effect.
In making this determination with respect to Mr. Weber, the Board determined that the provision of our proxy processing, mailing and tabulation services by Broadridge Financial Solutions, Inc., the board of directors of which Mr. Weber is a member, did not create a material relationship or impair the independence of Mr. Weber because he serves only as a member of such board, and the nature of the services provided and the fees paid by Diebold for such services were less than $100,000 in 2011.
Under our director independence standards, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
The director has been affiliated with or employed by, or any of his or her immediate family members has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company during the last three years;

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues;

•	The director has engaged in a transaction with us for which we have been or will be required to make a disclosure under Item 404(a) of Regulation S-K promulgated by the SEC; or

•	The director has any other material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.
Thomas W. Swidarski does not meet the aforementioned independence standards because he is our President and CEO, and is our employee.
Our director independence standards are available on our web site at http://www.diebold.com.

Related Person Transaction Policy
We do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.
This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.
In 2011, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

Communications with Directors
Shareholders and interested parties may communicate with our committee chairs or with our non-employee directors as a group, by sending an email to:

•	Audit Committee – auditchair@diebold.com

•	Board Governance Committee – bdgovchair@diebold.com

•	Compensation Committee – compchair@diebold.com

•	Directors – nonmanagementdirectors@diebold.com
Communication may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the company and addressed to non-employee members of the Board. Under that process, the Secretary will review all such communications and determine whether communications require immediate attention. The Secretary will forward communications, or a summary of communications, to the appropriate director or directors.
A majority of the independent directors of the Board approved this process for determining which communications are forwarded to various members of the Board.

Business Ethics Policy
All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct, which we refer to as our Business Ethics Policy.
The Business Ethics Policy applies not only to the company, but also to all of those domestic and international companies which we own or in which we control a majority interest. The Business Ethics Policy describes certain responsibilities that our directors, executive officers and employees have to Diebold, to each other and to our global partners and communities including, but not limited to, compliance with laws, conflicts of interest, intellectual property and the protection of confidential information.
The Business Ethics Policy is available on our web site at http://www.diebold.com.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during the year ended December 31, 2011 were Phillip R. Cox, Chair, Patrick W. Allender, who joined the Committee upon his election to the Board at our annual meeting of shareholders held on April 28, 2011, Richard L. Crandall, Gale S. Fitzgerald, and John N. Lauer. No member of the Compensation Committee is or has been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by the company under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of the company served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the company or member of the Compensation Committee during 2011.

COMPENSATION OF DIRECTORS
Prior to May 1, 2011, our non-employee directors received an annual retainer of $55,000 for their service as directors. However, in April 2011, in connection with its annual review of director pay, the Board Governance Committee engaged the services of the Compensation Committee’s independent compensation consultant to provide an analysis of the company's director pay practices relative to the company’s peers. For this analysis, the Board Governance Committee used the same methodology, including the same peer group of companies, as the Compensation Committee for its executive pay review. A more detailed discussion of the company’s peer group can be found below under “Compensation Discussion and Analysis.”
As a result of its review, the Board Governance Committee determined that the directors’ total pay was below the median of the company’s peer group. Therefore, upon recommendation of the Board Governance Committee, the Board approved an increase in the non-employee directors’ annual retainer to $65,000 per year, effective May 1, 2011. In addition, our Chairman of the Board receives an additional retainer of $7,500 per month.
In addition to their annual retainer, our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	Members	Chair
Audit Committee*	$11,000	$15,000
Compensation Committee	$7,000	$12,000
Board Governance Committee	$5,000	$8,000
Investment Committee	$3,000	$5,000
___________________________________

*
Upon recommendation of the Board Governance Committee in connection with its annual review, the Board also approved an increase in the Audit Committee members’ annual retainer from $9,000 per year to $11,000 per year, effective May 1, 2011.

Members of the Special Committee also received $1,500 for each Special Committee meeting held and the Chair of the Special Committee received a $10,000 annual retainer in addition to the per meeting fee.
The differences in fees among the committees and among the committee members and Chairs are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties.
A director may elect to defer receipt of all or a portion of his or her cash compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.
In addition to cash compensation, each non-employee director may also receive equity awards under our Amended and Restated 1991 Equity and Performance Incentive Plan, which we refer to as the 1991 Plan. The aim of the Board is to provide a balanced mix of cash and equity compensation to our directors, and it targets directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee and which is discussed in more detail below in “Peer Group Comparison” under “Compensation Discussion and Analysis.”
Prior to 2007, our non-employee directors received stock option awards under the 1991 Plan. All such stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.
Beginning in 2007, our non-employee directors were awarded deferred common shares instead of stock options. The deferred shares vest one year from the date of grant, but receipt is deferred until the latest of (1) three years from the date of grant, (2) retirement from the Board or (3) attainment of the age of 65. We believe deferred shares strengthen the directors’ ties to shareholder interests by providing awards that more effectively build stock ownership and ensure that the directors’ long-term economic interests are aligned with those of other shareholders.
In 2011, each non-employee director was awarded 3,100 deferred common shares.
The following table details the cash retainers and fees received by our non-employee directors during 2011, as well as the aggregate grant date fair value of stock grants awarded during 2011 pursuant to our 1991 Plan:

2011 Director Compensation

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Patrick W. Allender	48,000	105,338	2,604	155,942
Bruce L. Byrnes	75,333	105,338	5,740	186,411
Mei-Wei Cheng	77,000	105,338	9,660	191,998
Phillip R. Cox	87,167	105,338	13,804	206,309
Richard L. Crandall	71,667	105,338	13,804	190,809
Gale S. Fitzgerald	87,167	105,338	13,804	206,309
Phillip B. Lassiter	77,000	105,338	13,804	196,142
John N. Lauer	163,667	105,338	16,156	285,161
Henry D. G. Wallace	100,167	105,338	16,156	221,661
Alan J. Weber	87,500	105,338	13,804	206,642
___________________________________

[1]	This column reports the amount of cash compensation earned in 2011 for Board and committee service, including Board retainer amounts and the following committee fees earned in 2011:

Name	Audit Committee ($)	Board Governance Committee ($)	Compensation Committee ($)	Investment Committee ($)	Special Committee ($)
Patrick W. Allender	—	—	4,667	—	—
Bruce L. Byrnes	10,333	3,333	—	—	—
Mei-Wei Cheng	10,333	5,000	—	—	—
Phillip R. Cox	—	—	12,000	3,000	10,500
Richard L. Crandall	—	—	7,000	3,000	—
Gale S. Fitzgerald	—	8,000	7,000	—	10,500
Phillip B. Lassiter	10,333	5,000	—	—	—
John N. Lauer	—	5,000	7,000	—	—
Henry D. G. Wallace	15,000	—	—	3,000	20,500
Alan J. Weber	10,333	—	—	5,000	10,500

[2]
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for deferred shares granted to our non-employee directors in 2011, as further described above. Each director received 3,100 deferred shares as of April 28, 2011, with a closing price of our common shares on that date of $33.98. The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2011, the aggregate number of deferred shares held by current directors was: Mr. Allender, 3,100; Mr. Byrnes, 5,900; Mr. Cheng, 9,400; Mr. Cox, 13,100; Mr. Crandall, 13,100; Ms. Fitzgerald, 13,100; Mr. Lassiter, 13,100; Mr. Lauer, 15,200; Mr. Wallace, 15,200; and Mr. Weber, 13,100. In addition, as of December 31, 2011, the aggregate number of common shares issuable pursuant to options outstanding held by current directors was: Mr. Cox, 9,000; Mr. Crandall, 21,500; Ms. Fitzgerald, 21,500; Mr. Lassiter, 21,500; Mr. Lauer, 18,500; Mr. Wallace, 17,500; and Mr. Weber, 9,000.

[3]	This column represents dividend equivalents on deferred shares.

Director Stock Ownership Guidelines
In 2007, the Board Governance Committee established stock ownership guidelines for each non-employee director. Under the ownership guidelines, each non-employee director is expected to own at least 6,500 common shares. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. As reflected below under “Security Ownership of Directors and Management,” the majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years. We do not impose any penalties on directors who fail to meet the stock ownership guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees
The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Board Diversity, Director Qualifications and Corporate Governance Guidelines.”
Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•
complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of Diebold if elected; and

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of Diebold.
Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Secretary. See also “Shareholder Proposals” below.

Identifying and Evaluating Nominees for Directors
The Board Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise.
In the event that vacancies are anticipated, or otherwise arise, the Board Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.
As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

Majority Voting Policy
In 2007, the Board adopted a majority voting policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Board Governance Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.
However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withhold Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

Board Diversity, Director Qualifications and Corporate Governance Guidelines
In evaluating director-nominees, the Board Governance Committee considers such factors as it deems appropriate, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, in general, the Board Governance Committee’s goal in selecting directors for nomination to the Board is to create a well-balanced team that combines diverse business and industry experience, skill sets and other leadership aspects, that represents diverse viewpoints and that enables us to pursue our strategic objectives.
The Board Governance Committee identifies candidates whose business experience, knowledge, skills, diversity, integrity and global experiences are considered desirable to strengthen the talent and capabilities of the Board and any committees of the Board. Qualifications for service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities.
The Board Governance Committee makes its determinations as to director selection based on the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include whether:

•	the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•	the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board; and

•	the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence.
Final approval of any candidate is determined by the full Board. In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for re-election to the Board.
A copy of our Corporate Governance Guidelines is available on our web site at http://www.diebold.com.
The Board Governance Committee has identified the director-nominees below as fitting the general qualifications described above, and in particular, due to the specific experience, skills and qualifications each of them would bring to the Board as set forth in more detail below.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board recommends that its eleven nominees for director be elected at the Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the eleven nominees.
With the exception of Mr. Soin, who was identified as a director-nominee by the Board Governance Committee, all director-nominees are presently members of the Board. All of the present members of the Board were previously elected by our shareholders. A substantial majority of the director-nominees are independent as required by the corporate governance standards of the NYSE. While Diebold does not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the Annual Meeting unless there are extenuating circumstances for nonattendance. All directors standing for re-election attended the 2011 Annual Meeting.
If for any reason any director-nominees are not available for election when the election occurs, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board.
Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.
Recommendation of the Board
The board recommends a vote FOR the election of our nominees as directors.
The Director-Nominees are

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Patrick W. Allender Director since 2011 Age — 65
February 2007: Retired Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation, Washington, D.C. (diversified manufacturing); 2005 – 2007: Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation.

Currently a director of Colfax Corporation, Fulton, Maryland (flow control products) since 2008, where he serves as Chair of the Governance Committee and a member of the Audit Committee; and Brady Corporation, Milwaukee, Wisconsin (identification solutions) since 2007, where he serves as Chair of the Finance Committee, and a member of the Audit and Nominating Committees.

Member of our Compensation Committee.

Mr. Allender’s 18 years as Chief Financial Officer of a large publicly traded company with global operations provides our Board with valuable additional expertise in financial reporting and risk management. In addition, his extensive background in public accounting, including as audit partner of a major accounting firm, further strengthens our Board’s financial acumen.

Bruce L. Byrnes Director since 2010 Age — 64
July 2008: Retired Vice Chairman of the Board, Procter & Gamble, Inc., Cincinnati, Ohio (consumer goods); 2004 – 2007: Vice Chairman of the Board, Household Care, Procter & Gamble, Inc.

Currently a director of Cincinnati Bell Inc., Cincinnati, Ohio (telecommunications) since 2003, where he serves as Chair of the Governance and Nominating Committee, and a member of Compensation Committee; Boston Scientific Corp., Natick, Massachusetts (medical devices) since 2009, where he serves as Chair of the Governance and Nominating Committee, and a member of the Audit Committee; and Brown-Forman Corporation, Louisville, Kentucky (wine and spirits) since 2010, where he serves as a member of the Audit, and Governance and Nominating Committees. Formerly a director of Procter & Gamble from 2002 – 2008.

Member of our Audit and Board Governance Committees.

Mr. Byrnes’ qualifications to sit on our Board include his 38 years in various leadership roles of an $80 billion global business, including his extensive marketing and strategy experience and profit and revenue responsibility at Procter & Gamble. Further, as a result of Procter & Gamble’s business-to-consumer focus, he brings a different perspective to our Board and our business-to-business focus.

Mei-Wei Cheng Director since 2009 Age — 62
May 2010 – Present: President and Chief Executive Officer, Siemens Ltd., China, and Chief Executive Officer, Siemens North East Asia, Beijing, China (electrical and electronics); 2008 – April 2009: Group Vice President, Ford Motor Company, Dearborn, Michigan, and Executive Chairman, Ford Motor (China) Inc., Shanghai, China (automotive industry); 1998 – 2009: Chairman and Chief Executive Officer, Ford Motor (China) Inc.

Member of our Audit and Board Governance Committees.

Mr. Cheng’s executive-level experience with major divisions of four $100+ billion global companies (AT&T, General Electric, Ford and Siemens), including extensive experience in Asia Pacific and China in particular, is a tremendous asset as we continue to focus on growth in that key region. Further, Mr. Cheng’s experience in Asia Pacific provides an important perspective on potential risk exposure in this region to our Audit Committee.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Phillip R. Cox Director since 2005 Age — 64
1972 – Present: President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (financial planning and wealth management services).

Chair of our Compensation Committee and member of our Investment Committee.

Currently a director of Cincinnati Bell Inc., Cincinnati, Ohio (telecommunications) since 1993, where he has served as Chairman of the Board since 2003 and where he serves as a member of the Audit and Finance, Compensation, and Governance and Nominating Committees; The Timken Company, Canton, Ohio (engineered steel products) since 2004, where he serves as Chair of the Finance Committee and as a member of the Audit Committee; and Touchstone Investments, Cincinnati, Ohio (mutual fund company) since 1993, where he has served as Chairman of the Board since 2008. Formerly a director of Duke Energy Corporation/Cinergy Corporation (gas and electric) from 1994 – 2008.

Mr. Cox’s 38 years of experience as a president and Chief Executive Officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides the Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a Chief Executive Officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience in the financial services industry provides the understanding necessary to serve on our Investment Committee.

Richard L. Crandall Director since 1996 Age — 68
2001 – Present: Managing Partner, Aspen Partners LLC, Aspen, Colorado (private equity); 2007 – Present: Chairman, Pelstar LLC, Chicago, Illinois (medical equipment manufacturing and sales); 1995 – Present: Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO roundtable for software industry).

Member of our Compensation and Investment Committees.

Currently a director of R.R. Donnelley & Sons Company (provider of integrated communications) since January 2012 where he serves as a member of the Governance Committee; and Platinum Energy Solutions (energy services) since January 2012 where he serves as Chair of the Governance Committee. Formerly a director of Novell, Inc. from 2003 – 2011, where he served as Chairman of the Board from 2008  – 2011 and Claymore Dividend & Income Fund, Lisle, Illinois (management investment company) from 2004 – 2010.

Mr. Crandall’s extensive experience as an entrepreneur, leader and Board member with several companies in the information technology and technology fields and in the financial industry, including as chairman of a $900 million global information technology business, brings diversity of thought to our Board. Further, during his 14 years on our Board, Mr. Crandall has provided immeasurable assistance to our technology-driven businesses. Mr. Crandall’s background in the financial services industry also provides important financial and investment expertise to our Audit and Investment Committees, and his information technology experience provides perspective on technology risks facing the company.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Gale S. Fitzgerald Director since 1999 Age — 61
December 2008: Retired President and Director, TranSpend, Inc., Bernardsville, New Jersey (total spend optimization).

Chair of our Board Governance Committee and member of our Compensation Committee.

Currently a director of Health Net, Inc., Woodland Hills, California (managed healthcare) since 2001, where she serves as Chair of the Finance Committee and a member of the Audit Committee; and Cross Country Healthcare, Inc. Boca Raton, Florida (healthcare staffing) since 2007 where she serves as a member of the Audit Committee.

Ms. Fitzgerald’s international experience as a Chief Executive Officer in the information technology industry, a Chief Executive Officer of a business unit of International Business Machines, and the President and Chief Executive Officer of two privately-held consulting companies bring a well-rounded and diverse perspective to our Board discussions and provide significant insight in critical areas that impact our company, including information technology, supply chain management, procurement solutions, human resources, strategic planning and operations management. Ms. Fitzgerald’s service on the Compensation Committee of Health Net also brings valuable experience with compensation and succession planning issues to our Compensation Committee, and her 20 years of multiple board experiences provides a unique point of view to our Board Governance Committee.

John N. Lauer Director since 1992 Age — 73
2005 – Present: Non-executive Chairman of the Board, Diebold, Incorporated; May 2003: Retired Chairman of the Board, Oglebay Norton Co., Cleveland, Ohio (industrial minerals).

Member of our Board Governance and Compensation Committees.

Mr. Lauer’s experience as a former Chief Executive Officer of a global manufacturing company, with extensive experience in Europe and Asia Pacific, brings directly relatable experience to our Board. Further, during his 18 years on our Board, Mr. Lauer has provided demonstrated leadership to our Board. Mr. Lauer’s background as a board chairman of two global corporations also provides significant corporate governance experience to our Board Governance Committee, and his experience as a Chief Executive Officer of a global manufacturing company brings an understanding of global compensation issues to our Compensation Committee.

Rajesh K. Soin Director Nominee Age — 64
1998 – Present: Chairman of the Board and Chief Executive Officer, Soin International LLC, Beavercreek, Ohio (global holding company with the following portfolio businesses: custom manufacturing, software development, real estate development and private equity investment); 2002 - 2008: Chairman of the Board and Chief Executive Officer, MTC Technologies, Inc. (military defense systems).

Mr. Soin’s experience as an entrepreneur is a tremendous asset. Additionally, Mr. Soin has extensive experience in India, where we continue to focus on growth in that emerging market. In addition, Mr. Soin’s engineering and software development background will bring additional technical expertise to our Board, and his significant government contracting experience as the founder and Chairman of MTC Technologies, a NASDAQ listed company before being acquired by BAE Systems, will provide additional perspective in helping us grow our security business.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Thomas W. Swidarski Director since 2005 Age — 53
2005 – Present: President and Chief Executive Officer, Diebold, Incorporated; June 2005 – December 2005: President and Chief Operating Officer, Diebold, Incorporated.

As President and Chief Executive Officer of Diebold, Mr. Swidarski’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions.

Henry D.G. Wallace Director since 2003 Age — 66
December 2001: Former Group Vice President and Chief Financial Officer, Ford Motor Company, Dearborn, Michigan (automotive industry).

Chair of our Audit Committee and member of our Investment Committee.

Currently a director of Hayes Lemmerz International Inc., Northville, Michigan (steel and aluminum wheels) since 2003, where he serves as Chair of the Nominating and Governance, and Audit Committees; Ambac Financial Group, Inc., New York, New York (financial guarantee insurance holding company) since 2004, where he serves as a Lead Independent Director, and member of the Audit and Risk Assessment, Governance and Compensation Committees; and Lear Corporation, Southfield, Michigan (automotive components) since 2005, where he has served as Non-executive Chairman of the Board since August 2010 and where he serves as a member of the Audit, and Compensation Committees.

Mr. Wallace’s experience in various senior leadership positions, including Chief Financial Officer of Ford Motor Company and President and Chief Executive Officer of Mazda Motor Corporation, bring a broad understanding of our global business. Further, Mr. Wallace’s financial expertise, extensive experience in Europe, Latin America and Asia, and his demonstrated leadership on the boards of several publicly traded companies, is a tremendous asset to our Board. As a result of Mr. Wallace’s background as a Chief Financial Officer, he is exceptionally qualified to serve on both our Audit Committee and our Investment Committee.

Alan J. Weber Director since 2005 Age — 63
2007 – Present: Chief Executive Officer, Weber Group LLC, Greenwich, Connecticut (investment advisory); 2009 – Present: Operating Partner, Arsenal Capital Partners, LLC, New York, New York (private equity).

Chair of our Investment Committee and member of our Audit Committee.

Currently a director of Broadridge Financial Solutions, Inc., Lake Success, New York (securities processing, clearing and outsourcing) since 2007, where he serves as a member of the Audit and Compensation Committees.

Mr. Weber’s experience as a Chief Executive Officer and Chief Financial Officer in the financial industry, as well as 27 years of experience at Citibank, including 10 years as an Executive Vice President, provides a tremendous depth of knowledge of our customers and our industry. Further, Mr. Weber’s experience as Chief Financial Officer of Aetna, Inc., an insurance services company, brings extensive financial expertise to both our Audit Committee and our Investment Committee.

BENEFICIAL OWNERSHIP OF SHARES
To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2011, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Shares	GGCP, Inc. et al. One Corporate Center Rye, New York 10580	5,621,965	[1]	8.99
Common Shares	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	4,739,260	[2]	7.58
Common Shares	Perkins Investment Management, LLC 311 S. Wacker Drive, Suite 6000 Chicago, Illinois 60606	4,622,837	[3]	7.39
Common Shares	The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	3,418,550	[4]	5.47
Common Shares	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,228,511	[5]	5.16
___________________________________

[1]
The Schedule 13D/A filed with the SEC on November 4, 2009 indicates that, as of November 3, 2009: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,291,000 common shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 3,940,265 common shares and sole dispositive power with respect to 4,200,065 common shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 15,000 common shares; (D) Gabelli Securities, Inc. had sole voting and dispositive power with respect to 17,900 common shares; (E) Gabelli Foundation, Inc. had sole voting and dispositive power with respect to 22,000 common shares; (F) GGCP, Inc. had sole voting and dispositive power with respect to 10,000 common shares; and (G) Mario J. Gabelli had sole voting and dispositive power with respect to 66,000 common shares. Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. Gabelli Securities, Inc. is deemed to have beneficial ownership of the securities owned beneficially by Gabelli & Company, Inc. GAMCO Investors, Inc., and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc.

[2]
The Schedule 13G filed with the SEC on February 9, 2012 indicates that, as of December 31, 2011, State Street Corporation, a holding company, had shared voting and dispositive power with respect to 4,739,260 shares through its direct or indirect subsidiaries.

[3]
The Schedule 13F-HR filed with the SEC on February 16, 2011, indicates that, as of December 31, 2010, Perkins Investment Management, LLC, an investment manager, had sole voting and dispositive power with respect to 4,622,837 shares.

[4]
The Schedule 13G filed with the SEC on February 3, 2011 indicates that, as of December 31, 2010, The Bank of New York Mellon Corporation, a bank, had sole voting power with respect to 2,913,834 shares, sole dispositive power with respect to 3,291,208 shares, shared voting power with respect to 14,123 shares and shared dispositive power with respect to 26,452 shares through its direct or indirect subsidiaries.

[5]	The Schedule 13G/A filed with the SEC on February 13, 2012 indicates that, as of December 31, 2011, BlackRock, Inc. had sole voting and dispositive power with respect to 3,228,511 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows the beneficial ownership of Diebold’s common shares, including those shares which individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director-nominee, (2) the CEO, the CFO, and our three other most highly compensated executive officers, whom we refer to collectively as the Named Executive Officers, and (3) all director-nominees, Named Executive Officers and other executive officers as a group as of February 27, 2012.
Ownership is also reported as of February 27, 2012 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in our Employee Stock Purchase Plan.

Director-Nominees:	Common Shares Beneficially Owned		Stock Options Exercisable Within 60 Days	Deferred Shares[1]	Percent of Class
Patrick W. Allender	—		—	3,100	*
Bruce L. Byrnes	—		—	5,900	*
Mei-Wei Cheng	—		—	9,400	*
Phillip R. Cox	—		9,000	13,100	*
Richard L. Crandall	6,089		21,500	13,100	*
Gale S. Fitzgerald	6,089		21,500	13,100	*
Phillip B. Lassiter	8,771	[3]	21,500	13,100	*
John N. Lauer	19,721		18,500	16,477	*
Rajesh K. Soin	—		—	—	—
Thomas W. Swidarski	201,751	[2,3]	472,900	—	1.07
Henry D. G. Wallace	1,000		17,500	15,200	*
Alan J. Weber	1,500		9,000	13,100	*
Other Named Executive Officers:
Bradley C. Richardson Executive Vice President and Chief Financial Officer	36,350		35,000	—	*
George S. Mayes, Jr. Executive Vice President, Global Operations	46,427	[2]	25,500	—	*
Charles E. Ducey, Jr. Executive Vice President, North America Operations	44,047	[2]	42,850	1,180	*
James L.M. Chen[4] Former Executive Vice President, International Operations	40,946		33,500	—	*
All Current Directors, Director-Nominees, Named Executive Officers and Current Executive Officers as a Group (25)	574,132	[2,3]	851,849	—	2.43
___________________________________

[1]
The deferred shares awarded to the director-nominees, as discussed above under “Compensation of Directors,” and shares deferred by Mr. Lauer and Mr. Ducey pursuant to our deferred incentive compensation plans are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

[2]	Includes shares held in his or her name under the 401(k) Savings Plan over which he or she has voting power, and/or shares held in the Employee Stock Purchase Plan.

[3]	Includes shares held in the name of the spouse of the director-nominee or Named Executive Officer.

[4]	Mr. Chen retired from Diebold effective December 31, 2011.

*	Less than 1%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5. Such directors, executive officers and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
In 2011, due to administrative oversight, two purchases of our common shares by Thomas W. Swidarski, our President and Chief Executive Officer, were not timely reported on Form 4, and seven sales of our common shares by James L.M. Chen, our former Executive Vice President, International Operations, were not timely reported on Form 4.  Both reports were subsequently filed. Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the year ended December 31, 2011, our directors, executive officers and 10% shareholders timely filed all other reports they were required to file under Section 16(a).

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of our 2012 proxy statement. Based on our review and discussions, we recommend to the Board that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and this proxy statement.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be

“soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Compensation Committee:
Phillip R. Cox, Chair
Patrick W. Allender
Richard L. Crandall
Gale S. Fitzgerald
John N. Lauer

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains our executive pay program as it relates to the following Named Executive Officers, whose compensation information is presented in the tables following this discussion in accordance with SEC rules, and whose compensation you are being asked to approve in an advisory (non-binding) vote discussed in Proposal 3 below:

•	Thomas W. Swidarski, our President and Chief Executive Officer

•	Bradley C. Richardson, our Executive Vice President and Chief Financial Officer

•	Charles E. Ducey, Jr., our Executive Vice President, North America Operations

•	George S. Mayes, Jr., our Executive Vice President, Global Operations

•	James L.M. Chen, our former Executive Vice President, International Operations
Our executive pay program is managed by the Compensation Committee, which we refer to in this Compensation Discussion and Analysis as the Committee. The role of the Committee is to oversee our executive pay plans and policies, administer our stock plans and, with input from our CEO, Chief Human Resources Officer and independent compensation consultant, annually review and make recommendations to the Board for all pay decisions relating to our executives, including our Named Executive Officers.

Executive Summary
Our executive pay program is designed primarily to incentivize and reward the achievement of financial and performance goals using metrics that we believe are the best indicators of the success of our business, including some that may be calculated on a non-GAAP basis.
In order to confirm the continued appropriateness of each element of our executive pay program, the Committee annually reviews the pay practices of similarly sized peer companies in related industries. The Committee believes that the executive pay program for our Named Executive Officers in 2011 was designed to incentivize and achieve our pay-for-performance goals, and was instrumental in helping us achieve strong financial performance in 2011 based on the Committee’s executive pay philosophy and its subjective evaluations of the following, among other factors:

•	The Named Executive Officers’ roles in executing our short- and long-term strategic goals;

•	Achievement of the following 2011 financial results (discussed in more detail below under "Analysis of 2011 Elements of Executive Pay"), among others:

◦	Free cash flow (free cash flow is net cash generated from our operating activities and available for execution of our business strategy, excluding capital expenditures);

◦	Non-GAAP earnings per share, or EPS (non-GAAP EPS is net income per share, excluding restructuring charges, non-routine income and expenses, and a non-cash impairment charge);

◦	Integrated Services growth; and

◦	SmartBusiness 300 (SB300) year-over-year cost savings (our third cost reduction initiative to take an additional $100 million out of our cost structure); and

•	Total shareholder return (TSR) over the prior three-year period of 80.6%.
The Committee believes that using non-GAAP financial metrics is a better indication of our base-line performance, and that the exclusion of restructuring charges, non-routine expenses and income and impairment charges, permits evaluation and comparison of results for our core business operations. It is also on a non-GAAP basis that management internally assesses the company’s performance and provides guidance to our investors.

Summary of 2011 Executive Pay Actions and Results
Base Salary:
•	Annual merit increases for all executives averaged 2.8%, and for the Named Executive Officers (excluding Mr. Swidarski and Mr. Ducey), 1.8%.
•	Mr. Swidarski and Mr. Ducey received market adjustments of 5.0% and 7.5%, respectively, as discussed below under "Analysis of 2011 Elements of Executive Pay."
Annual Cash Bonus Payout:
•
Although our full-year 2011 non-GAAP EPS of $2.74, an increase of 17.6% over 2010, exceeded the minimum non-GAAP EPS of $1.10 for funding of Annual Cash Bonus awards, for purposes of payout, the Committee used its discretion to adjust the non-GAAP EPS component downward to $2.31. In particular, the Committee excluded $0.43 attributable to a beneficial tax impact resulting from the release of a valuation allowance in Brazil.

•
Achievement of key initiatives and individual goals for 2011 is discussed in more detail below under “Analysis of 2011 Elements of Executive Pay;” however, consistent with our 2011 performance, payout for such initiatives and goals was contingent upon achievement of certain free cash flow and SB300 cost savings targets, among others.

2009-2011 Performance Shares Payout:
•
Our TSR was 80.6%, which ranked us in the 40th-49th percentile against our peer group (discussed below) comprised of 44 companies, and in the 40th-49th percentile against the S&P Mid-Cap 400 Index, producing awards equal to 70% of target.

•
The Committee revised our performance share agreements to change the measurement period to fiscal year from earnings release dates, to change from a single date closing stock price to a trailing 20-day average stock price, and to raise threshold performance to the 35th percentile from the 20th percentile.

Miscellaneous:
•	The Committee developed a new peer group of 25 companies effective in 2012, as discussed in more detail below under “Market Benchmarking of Executive Pay.”
•	The Committee implemented the use of tally sheets to better understand the impact of specific pay decisions across all pay elements and for total pay.
•	The Committee increased our 401(k) match beginning in 2012, as discussed in more detail below under “Personal Benefits.”
•	The Committee implemented a Senior Leadership Severance Plan, as discussed in more detail below under “Severance Benefits.”
•
The Committee redesigned our stock ownership guidelines from fixed shares to a multiple of salary, and modified our retention and holding requirements as discussed in more detail below under “Stock Ownership Guidelines.”

•
The Committee redesigned our 2013 RSU grants to qualify as performance-based compensation, not subject to the IRS Section 162(m) deductibility limits, as discussed in more detail below under “Analysis of 2011 Elements of Executive Pay.”

The executive pay actions in 2011 were successful in tying executive pay to the company’s performance, as well as division and business unit goals — which we believe will ultimately lead to increased value for our shareholders.

2011 Say-on-Pay Vote
Overall, the Committee believes our executive pay program, which emphasizes performance-based variable pay, is well designed to enable us to attract, retain and motivate high quality executives with the skills and experience necessary to achieve our business goals. We believe our shareholders agree, as evidenced by the 82% “FOR” vote we received at the 2011 annual meeting in favor of our initial “say-on-pay” proposal, based upon the total votes cast. The Committee believes that this represents significant support for our overall executive pay program, and therefore while the Committee considered the results of the vote at its remaining 2011 meetings, it chose to not make any specific compensation decisions or take any specific compensation actions as a result of the vote. The Committee is dedicated to continuous improvement to the existing executive pay program, and will continue to review shareholder concerns in designing and implementing the program.
Executive Pay Program Overview
We believe that the decisions and behaviors of our Named Executive Officers drive our performance and, therefore, our executive pay program is a critical part of our value proposition, influencing executives’ behaviors around key performance metrics and fostering a high-performance culture. Our executive pay program is specifically designed to:

•	Focus our executives’ efforts on performance metrics that drive long-term shareholder value;

•	Encourage executive decision-making in alignment with our business strategies, with goal-setting to be based on a philosophy of continuous improvement;

•	Reflect industry standards, offer competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable pay costs;

•	Attract, motivate and retain executive talent willing to commit to building long-term shareholder value; and

•	Emphasize a globally focused approach, locally customized to accommodate specific country conditions – ensuring fairness, market competitiveness and compliance.
Our 2011 executive pay program was consistent with these objectives. The following table summarizes key elements of our 2011 executive pay program:

Element	Primary Purpose	Factors Increasing or Decreasing Rewards	Target Pay Position Relative to Peer Group
Base Salary	Reward individuals’ skills, competencies, experience and performance	• Performance against objectives • Individual responsibilities and experience level • Company financial performance	Approximately 50th percentile
Annual Cash Bonuses	Motivate and reward organizational and individual achievement of annual strategic and financial objectives, and individual goals	• Corporate non-GAAP EPS • Achievement of key initiatives or other corporate goals • Achievement of individual financial and non-financial goals	Approximately 50th percentile at target performance
Long-Term Incentives (LTI)
Performance Shares (PSUs)	Incentivize performance and achievement of shareholder return over a three-year period	• TSR relative to peers and S&P 400 Mid-Cap companies
Total potential value is approximately 50th percentile to provide competitive total pay and build equity ownership. Value is typically delivered in the form of:
•  Approximately 40% performance shares at target results
•  Approximately 40% options, valued using the Black-Scholes method
•  Approximately 20% RSUs

Stock Options	Incentivize increase in shareholder value	• Stock price growth
Restricted Stock Units (RSUs)	Promote shareholder alignment and executive retention, and incentivize increase in shareholder value	• Stock price growth
Benefits and Perquisites	Provide for basic life and income security needs, and overall benefits that are competitive with our peers	• Years of service • Base salary	Within the range of competitive practices
Change-in-Control Benefits	Bridge to future employment if employment is terminated following a change-in-control of the company	• None; only paid in the event the executive’s employment is terminated following a change-in-control of the company	Within the range of competitive practices
Severance Benefits	Bridge to future employment if employment is terminated other than for cause	• None; only paid in the event the executive's employment is terminated	Within the range of competitive practices
The mix of base salary, annual cash bonuses and LTI noted in the above table, which we refer to throughout this Compensation Discussion and Analysis as total pay, generally makes up our executive pay program. In order to confirm the continued appropriateness of each element of our executive pay program, the Committee annually reviews the pay practices of similarly sized peer companies in related industries.

2011 Total Pay Mix
The Committee varies the mix of total pay to ensure our compensation program remains competitive with our peers, and to recognize each executive’s operating responsibilities and ability to impact our short- and long-term results. Based on the grant date fair value of target equity awards and Annual Cash Bonus opportunity granted to our CEO and our other Named Executive Officers in 2011, below is the mix of total pay for our CEO and our other Named Executive Officers (excluding pension and non-qualified deferred compensation earnings, income from dividend equivalents, and perquisites and other benef

Other NEOs:
As evidenced by the above charts, the Committee provides a good mix of base salary, annual cash bonuses and LTI for the Named Executive Officers to balance the various objectives of the program. In addition, a significant percentage of the Named Executive Officers’ total pay is performance-based including, most notably, 70% of our CEO’s total pay is performance-based.

Market Benchmarking of Executive Pay
In setting pay for our executives, including the Named Executive Officers, we target total pay at the median of a peer group of companies, which we refer to as the peer group. However, actual pay can vary significantly from year-to-year and among individuals within a given year based on corporate and individual performance and experience.
The Committee reviews peer group practices annually to determine total pay levels and periodically to identify new pay elements or emerging trends. In addition to peer group data, the Committee reviews data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenue. This additional information helps confirm peer group results and represents the broader market in which we compete for senior executives. In 2011, we used data from both sources to benchmark all elements of total pay. Each year the Committee also reviews the companies in the peer group to ensure the group adequately represents our peers in the market.
The factors used to select peer group companies are:

•	Company size: approximately 1/2 to 2 times our revenue, number of employees and/or market capitalization;

•	Products and services: manufacturing, hardware/software design and development, capital equipment, technologically advanced systems and repair or maintenance services to such equipment or systems;

•	Markets: banking, financial services, electronic security, health care, government, utilities and retail; and

•	Global operations.
During most of 2011, the following 44 companies, which remain unchanged from 2010, made up the peer group and served as the primary basis for benchmarking our pay levels and practices for our executives in 2011, including our Named Executive Officers:

Peer Group:	Products/Markets:
Actuant Corp.	Global manufacturing/sales (industrial products)
Affiliated Computer Services, Inc.	Business process outsourcing and information technology
Agilent Technologies Inc.	Bio-analytical and electronic measurement solutions provider
Ametek, Inc.	Global manufacturing/sales (electromechanical devices)
Benchmark Electronics, Inc.	Global electronics manufacturing services
Brady Corp.	Manufacturing/sales (identification solutions)
Cooper Industries plc	Global manufacturing/sales (electrical products and tools)
Corning Inc.	Global manufacturing/sales (specialty glass and ceramics)
Crane Co.	Global manufacturing/sales (engineered industrial products)
Curtiss-Wright Corp.	Global manufacturing/sales (precision components and systems)
Deluxe Corp.	Provider of personalized printed products to financial institutions
Donaldson Company, Inc.	Global manufacturing/sales (filtration systems)
Dover Corp.	Global manufacturing/sales (industrial products and components)
Fiserv, Inc.	Information management and electronic commerce systems/services
Flowserve Corp.	Global manufacturing/sales (precision-engineered flow control equip)
FMC Technologies, Inc.	Global technology solutions provider to industrial markets
Goodrich Corp.	Global supplier (aerospace components, systems and services)
Harman International Industries Inc.	Global manufacturing/sales (audio products and electronic systems)
Harris Corp.	Global communications and information technology provider
Hubbell Inc.	Global manufacturing/sales (electrical and electronic products)
International Game Technology	Global manufacturing/sales (computerized gaming equipment)
Itron, Inc.	Global energy and water products and service provider
Lennox International Inc.	Global manufacturing/sales (HVAC and refrigeration)
ManTech International Corp.	Global technologies/solutions provider for national security programs
Mettler-Toledo International Inc.	Global manufacturing/sales (precision weighing instruments)
Moog Inc.	Global manufacturing/sales (precision motion/fluid controls/systems)
NCR Corp.	Global manufacturing/sales (financial technologies/services)
Pall Corp.	Global manufacturing/sales (filtration/purification products and systems)
Pentair, Inc.	Global diversified industrial manufacturing/sales
PerkinElmer, Inc.	Global health and safety technology solutions provider
Pitney Bowes Inc.	Global mail processing and integrated mail solutions provider
Rockwell Automation	Global industrial automation power, control and information solutions
Rockwell Collins, Inc.	Global design and production of communications and aviation electronics
Roper Industries, Inc.	Global manufacturing/sales (energy systems/industrial imaging products)
Sauer-Danfoss Inc.	Global manufacturing/sales (engineered hydraulic and electronic systems)
SPX Corp.	Global flow technology products and industrial services provider
Teledyne Technologies Inc.	Global electronic components and communications products provider
Teleflex Inc.	Global manufacturing/sales (single-use medical devices)
The Brink’s Company	Global security and cash management services
The Timken Company	Global manufacturing/sales (engineered steel products)
Thomas & Betts Corp.	Manufacturing/sales (electrical components for industrial construction)
Unisys Corp.	Global design and management of information technology systems
Varian Medical Systems, Inc.	Global manufacturing/sales (cancer therapy systems and x-ray products)
Waters Corp.	Global manufacturing/sales (analytical instruments)

In December of 2011, as part of its annual review, the Committee developed a new peer group consisting of 25 companies that the Committee believes better represents our peers in the marketplace. The Committee believes that a peer group of 25 companies is more consistent with market practice. The new peer group has a greater focus on industry representation and companies that provide an integrated services solution, in addition to manufacturing and hardware/software design and development. The companies in our new peer group consist of the companies italicized above, as well as the following new companies:

Peer Group:	Products/Markets:
Coinstar Inc.	Manufacturing/sales (financial technologies/services)
Fidelity National Information Services	Global technologies/transaction processing provider for financial institutions
Global Payments Inc.	Global transaction processing provider for financial institutions, government and multi-nationals
Imation Corp.	Global data storage and data security products and services
Logitech International SA	Global manufacturing/sales (hardware/software products)
Mastercard Inc.	Global transaction processing provider
Sensata Technologies Holding NV	Global manufacturing/sales (sensors and controls)
The Western Union Company	Global money transfer and payment services
Woodward Inc.	Global manufacturing/sales (energy control and optimization solutions)

Pay Setting Process
Committee Deliberation and Rationale
The Committee evaluates many factors in determining increases or decreases in each pay element and in total pay for each executive, including:

•	Peer group and other comparable company practices;

•	Company performance as measured by non-GAAP EPS, free cash flow, TSR and stock price appreciation;

•	Division or business unit performance;

•	Individual performance;

•	Promotions and/or changes in the executive’s responsibilities; and

•	Broader market developments or trends.
Some of these factors are discussed in more detail below in connection with the analysis of individual pay elements.
The amount of total pay achieved or potentially achievable from prior awards does not directly impact annual pay decisions or future pay opportunities. Moreover, the Committee does not have a specific formula for allocating total pay between short- and long-term pay elements or between cash and non-cash pay elements. However, the Committee does vary the mix of these elements based on competitive practices and management level to recognize each individual’s operating responsibilities and ability to impact our short- and long-term results. The mix of these elements is reviewed by the Committee at least annually.
As part of its deliberation process, the Committee annually reviews a “snapshot” of total pay for each executive for purposes of general benchmarking and comparative analysis with our peer group. In this way, the Committee can validate target pay positions with respect to total pay elements relative to our peer group. In addition, in August 2011 the Committee reviewed a comprehensive “Tally Sheet” of executive pay for each Named Executive Officer. The Tally Sheets include all components of each executive’s current pay including: base salary, annual cash bonuses, LTI, and health and welfare benefits and perquisites. The Tally Sheets will be used to help make pay decisions for the Named Executive Officers beginning with 2012 pay.
In reviewing these Tally Sheets, the Committee also reviewed potential payments under various termination of employment scenarios, including in the event of a change-in-control, involuntary termination and retirement. This process included a review of potential severance payments that we would expect to make, the potential values of vested and unvested RSUs, stock options and performance shares, and accumulated balances and projected payment obligations in connection with our qualified and non-qualified retirement programs.
In addition, the Committee analyzes data from our peer group and general market data, to determine pay positions for each element of compensation. The summary table above under “Executive Pay Program Overview” discloses how individual pay elements are targeted against the peer group under the column “Target Pay Position Relative to Peer Group.”
Historically, the Committee targeted base salary below median levels, with cash bonuses and long-term incentives slightly higher than market medians. Beginning in 2010, the Committee continued to focus on providing competitive total compensation opportunities, but began shifting to a philosophy of targeting market medians for each pay element to enhance the balance of our executive pay program, the retention of our critical executives, and the attraction of high quality executive talent to the company.
Consistent with its revised pay philosophy, the Committee approved pay elements in 2010, 2011 and 2012 for our Named Executive Officers at target that were, on average, the following percentages relative to the medians of our peer group (assumes pay recommendations for Mr. Chen in 2012 that would have been consistent with prior years):

	Percentage of Peer Group Median
	2010	2011	2012
Base salary	95.2%	97.9%	99.8%
Base salary plus target bonus	100.4%	101.1%	100.1%
Total pay	89.5%	99.1%	99.7%
Timing
Pay recommendations for our executives, including the Named Executive Officers, are typically made by the Committee at its first scheduled meeting of the year, normally held in February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This meeting is also typically more than two months before we report our first quarter earnings.
Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as equity awards, base salary increases and target performance levels for the current year and beyond, are also made at this meeting. Generally, any increases in base salary approved at this meeting are made effective retroactively to the beginning of the current year. Further, any equity awards approved by the Committee at this meeting are approved by the Board and, if approved, are dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.
The exceptions to this timing are awards to executives who are promoted or hired from outside the company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Determination of CEO Pay
The Committee reviews and evaluates the CEO’s performance in executive session, without management or the CEO. The Committee’s final pay recommendations for the CEO are then presented to the independent members of the Board. During an executive session of the Board, the Board conducts its own review and evaluation of the CEO’s performance and, after considering all input, ultimately approves pay actions for the CEO that it deems appropriate.
The items that are typically addressed in this review include:

•	Our operations and financial results;

•	Long-term strategy development and progress;

•	Succession planning and building organizational depth, capability and diversity;

•	Personal leadership style; and

•	Community and industry involvement.
Independent Compensation Consultant
In evaluating our total pay program for our executives, conducting benchmarking, assessing our results, designing appropriate plans and recommending other potential actions, the Committee employs the services of an independent compensation consultant in accordance with the Committee’s charter. In 2011, the Committee directly engaged the services of Aon Hewitt, a global professional services consulting firm, in this capacity.
The Committee’s consultant serves at the will of the Committee and reports directly to its Chair. However, from time to time, the Committee’s consultant is also engaged by the Board Governance Committee to review and provide recommendations on our pay program for non-employee directors.
The Committee’s consultant was engaged by the Committee for 2011 to develop external pay data primarily consisting of comparative analyses of our peer group and companies of comparable size that are outside of our peer group, as well as Fortune 500 companies. The Committee’s consultant also provided advice on current compensation trends such as long-term incentives, executive retirement, change-in-control severance benefits, deferred compensation programs and governance practices in connection with executive pay.
At the Committee’s discretion, the consultant is often asked to attend Committee meetings dealing with executive pay matters. On such occasions, the consultant generally participates in the Committee’s deliberations on executive pay decisions, answers questions regarding compensation trends or the market data it developed, and may provide additional advice or input as requested by the Committee.

Role of Management
Our Chief Human Resources Officer serves as management’s primary contact with the Committee and attends and actively participates in all Committee meetings. With respect to executive pay, our Chief Human Resources Officer typically meets independently with the Committee’s consultant in preparation for upcoming Committee meetings to review the data prepared by the consultant that will be presented at the meeting. Our Chief Human Resources Officer then makes pay recommendations to our CEO based on market pay comparisons and an analysis of our executives’ individual performance goals, as well as other internal factors (such as expanded job responsibilities during the year or extraordinary performance during the year that is not tied to any of the executive’s stated goals).
At the Committee’s request, our CEO periodically attends Committee meetings and provides input on pay decisions affecting his management team. Our CEO reviews the recommendations of our Chief Human Resources Officer and, along with our Chief Human Resources Officer, makes final pay recommendations to the Committee with respect to the pay actions and target incentive levels for management.

Our CEO may also meet with the consultant, along with our Chief Human Resources Officer, to review data that will be presented at a Committee meeting. However, the only input our CEO and Chief Human Resources Officer have with respect to the consultant’s data is to correct factual information about the company or management.
While our CEO does not make specific recommendations to the Committee with respect to his own pay, our CEO does provide a self-evaluation to the Committee that includes his achievement against the prior year’s goals established by the Committee and his proposed goals for the coming year, which are based on the annual strategic, operational and financial plans for the company that are approved by the full Board prior to any CEO pay discussions.
Internal Equity
We provide similar pay ranges for positions with similar characteristics and scope of responsibility, including Named Executive Officer positions. Any differences in compensation among the Named Executive Officers are based on each individual’s experience, operating responsibilities, ability to impact short- and long-term results, demonstrated performance and future potential, as determined by the Committee. Further, in order to attract and retain quality executive officers, the Committee believes it is necessary and proper to provide total pay for each executive position that is commensurate with market practice (determined specifically by reference to the practices of our peer group).
The Committee makes no other distinctions in its pay policies and decisions as among the Named Executive Officers or among the Named Executive Officers and any other executive officer, and pay policies and decisions are applied consistently among our executives.

Analysis of 2011 Elements of Executive Pay
Base Salaries
We pay base salaries to recognize the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in salary result primarily from changes in the executive’s responsibilities and an assessment of annual performance. The company’s financial performance for the year is also taken into consideration.
At the start of each year, each executive, including the Named Executive Officers, provides personal performance goals that relate to his or her applicable position, business unit or department, and responsibilities. Performance by the Named Executive Officers (excluding the CEO) against these goals is subjectively assessed annually by the CEO and the Chief Human Resources Officer, who then make salary recommendations to the Committee. Our full Board assesses the CEO’s performance.
The Committee relied upon several factors when deciding on increases in salary for 2011:

•	The executive’s performance against his or her personal goals, which supports the Committee’s goal of rewarding performance;

•	Comparisons with base salaries for executives in similar roles in peer group companies, which supports the Committee’s goal of providing competitive pay;

•	The Committee’s philosophy regarding salaries, which targets salaries at the 50th percentile of our peer group; and

•	The Committee’s assessment of our overall performance versus goals, and our operating plan and forecasts.
In assessing the results of an executive’s individual performance, the Committee relies on its judgment and not a specific formula. This evaluation ensures that we have the financial capability to provide the increases and that they are reasonable in light of corporate performance.

Salary increases may take the form of merit increases, market adjustments or promotional increases. Merit increases are typically annual and are intended to reflect individual experience level and performance from the prior year and year-over-year, to keep our executives competitive against our peer group, and to provide an adjustment for inflation. Market adjustments are provided from time to time to adjust an executive’s salary to a level that is competitive with our peer group. Finally, promotional increases may be given to compensate for promotions or for a significant increase in an executive’s responsibilities or areas of influence. In 2011, merit increases for the Named Executive Officers averaged 1.8%, except for Mr. Swidarski and Mr. Ducey who received market adjustments of 5% and 7.5%, respectively.
Annual Cash Bonuses
Our executives, including the Named Executive Officers, also have the ability to earn annual cash bonuses under our Cash Bonus Plan that was originally approved by our shareholders in 2005, and re-approved at our 2010 Annual Meeting. Payout under the Cash Bonus Plan depends upon our performance against objective performance measures established by the Board at the beginning of each fiscal year.
Cash bonuses under the plan provide incentives to meet or surpass specific short-term corporate financial goals. As a result, the Cash Bonus Plan balances the objectives of our other pay programs, which concentrate on long-term financial results (performance shares) and stock price growth (performance shares, stock options and RSUs). Finally, annual cash bonuses allow us to maintain relatively low fixed compensation costs and still provide our executives with competitive cash pay, subject to performance.
Cash Bonus Opportunity. The potential earnout levels of our executives, as a percentage of income, are set by the Committee so as to provide a reasonable opportunity to achieve total cash pay at target that approximates the median total cash pay of our peer group. For 2011, the target bonuses were as follows:

•	CEO: 100% of salary; and

•	Other Named Executive Officers: 75% of salary.
Actual bonuses can range from 0% to 200% of target depending on our actual performance. In this manner, we can reward our executives with high levels of cash bonuses for results that substantially exceed target performance expectations. Conversely, we award relatively low levels of cash bonuses for results that are below target performance expectations, or none at all for results that fail to meet minimally acceptable standards.
Performance Measures. The Cash Bonus Plan allows the Committee to choose levels of, growth in, or relative peer company performance in any one or more of the following performance measures: EPS; return on invested capital; return on total capital; return on assets; return on equity; TSR; net income, revenue, cash flow or operating profit; and/or productivity improvement.
The Committee has historically used EPS, calculated on a non-GAAP basis, as the performance criteria for annual cash bonuses, viewing EPS as an important bottom-line financial result that investors use to evaluate the value of our common shares. As a result, consistent increases in EPS over time should lead to improvements in shareholders’ investment.
Funding of Cash Bonuses. To pay cash bonuses, we fund a bonus pool based on (1) achievement of a minimum EPS, and (2) the maximum bonus available to each executive. This approach helps us preserve the tax deductibility of all bonuses paid under the Cash Bonus Plan and provides the Committee the greatest flexibility to assess and reward annual performance. While this minimum EPS is used to fund potential cash bonuses, the actual payout of cash bonuses is based on achievement of certain weighted corporate goals, key initiatives, and individual goals.
Weighting. The Committee expects each Named Executive Officer to contribute to our overall success as a member of the executive team, as well as focusing on individual division or business unit goals and objectives, all of which are tied to our short- and long-term strategic plans. Accordingly, the Committee believes that there should be a strong emphasis on corporate performance, as well as individual goals, and as such, sets varying weights on the individual Named Executive Officer's performance measures in order to reflect the individual executive’s relative influence on such goals and objectives. For 2011 cash bonuses, the Committee approved the following weighting of performance measures for our Named Executive Officers:

•	For Mr. Swidarski, 40% based on EPS and 60% based on key initiatives; and

•	For Messrs. Richardson, Ducey, Mayes and Chen 40% based on EPS, 40% based on key initiatives, and 20% based on individual goals.
Prior to 2009, payouts under the plan were based entirely on the achievement of EPS targets, with the potential for the Committee to exercise negative discretion based on the level of achievement of individual performance measures. The Committee believes the current practice allows for more alignment between cash bonuses and performance of each individual within the division, business unit or functional group on which he or she has the most impact, while still balancing the need for the achievement of acceptable corporate goals.

Specifically, the weighting of performance measures for Mr. Swidarski emphasizes consolidated company financial performance and shareholder value creation in the form of EPS and key strategic initiatives, reflective of his focus and/or influence on overall corporate results and long-term strategy. For Messrs. Richardson, Ducey, Mayes and Chen, the weighting drives key strategic and/or operational results in their specific areas of responsibility, and in turn, contributes to overall corporate results and long-term strategy.
Company Goals. For 2011, the Committee again selected non-GAAP EPS as the appropriate corporate goal. The non-GAAP EPS level fixed by the Committee for purposes of target payout of cash bonuses was intended to slightly exceed our annual non-GAAP EPS guidance to investors. The performance levels for payout of cash bonuses at threshold and maximum are then generally set as a percentage of the target non-GAAP EPS level. The threshold for payout is set at a level that is intended to be reasonably capable of achievement. Conversely, the non-GAAP EPS level for maximum payout is set at a level that should require a fairly significant effort to achieve.
The following levels of non-GAAP EPS were intended to pay out at the following weighted results, with an interpolation of actual results falling in between threshold and maximum:

•	Below Threshold	à	non-GAAP EPS	<	$2.00	à	No weighted EPS payout
•	Threshold	à	non-GAAP EPS	=	$2.00	à	40% of weighted EPS payout
•	Target	à	non-GAAP EPS	=	$2.20	à	100% of weighted EPS payout
•	Maximum	à	non-GAAP EPS	=	$2.40	à	200% of weighted EPS payout
Our 2011 non-GAAP EPS target of $2.20 was at the top of the mid-range of our 2011 non-GAAP EPS guidance to investors of $2.00 to $2.20 and, given that, the Committee set threshold and maximum non-GAAP EPS for 2011 at approximately 90% and 110% of target, respectively, instead of the approximate 80% and 120% historical percentages, respectively.
As noted above, in establishing these non-GAAP EPS goals and evaluating results, the Committee excludes certain restructuring, non-recurring income and expense, and other extraordinary items consistent with our guidance to investors. Further, under the plan, the Committee is authorized to consider negative discretion with respect to bonuses.
We reported 2011 non-GAAP EPS of $2.74, which would have resulted in maximum payout for the company goals measure; however, for purposes of the Annual Cash Bonus payout, the Committee excluded $0.43 attributable to a beneficial tax impact resulting from the release of a valuation allowance in Brazil as a result of improved performance, which resulted in a payout mid-way between target and maximum for the company goals performance measure. The Committee felt that the benefit from the valuation allowance release, although due to improved performance in our Brazilian subsidiary, would not provide an accurate evaluation and comparison of results for our core business operations, and would be inconsistent with our internal assessment of the company’s performance.
Key Initiatives. Certain key initiatives for our executives, including the Named Executive Officers, are developed and proposed by management. These key initiatives are intended to drive key strategic and/or operational results in the division, business unit or functional group within which the executive has direct control and influence, and target levels were tied directly to our 2011 financial plan, as well as our guidance to investors. Similar to our company goals, the Committee’s assessment of key initiatives generally excludes certain non-recurring or extraordinary items. In addition, for executives with multiple key initiatives, the Committee has no set weighting system for each key initiative, although typically they are weighted equally. For 2011, the Committee approved the following key initiatives for our Named Executive Officers, which resulted in the achievement set forth below:

Named Executive Officer:	Key Initiatives:	Target Levels:		Achievement:
Thomas W. Swidarski	Revenue Growth Increase non-GAAP Service Gross Margins Grow Integrated Services® Business Enterprise Security Strategy Improved Profitability Free cash flow SB300 (Cost Savings)	• Threshold • Target • Maximum * * * • Threshold • Target • Maximum • Threshold • Target • Maximum	= $2.9 billion (3%) = $2.965 billion (5%) = $3.020 billion (7%) * * * = $110 million = $150 million = $180 million = $25 million = $30 million = $33 million	$2.836 Billion (flat) -Below Threshold- -Maximum- Grew by $308 Million -Maximum- -Maximum- $161 Million -Between Target and Maximum- $41 Million -Maximum-
Bradley C. Richardson	Free cash flow	• Threshold • Target • Maximum	= $110 million = $150 million = $180 million	$161 Million -Between Target and Maximum-
Charles E. Ducey, Jr.	North America, or DNA, operating profit: 2011 profit earned from our core business activities in DNA, excluding interest and taxes.	*	*	-Maximum-
George S. Mayes, Jr.	SB300 (Cost Savings) Free cash flow	• Threshold • Target • Maximum • Threshold • Target • Maximum	= $25 million = $30 million = $33 million = $110 million = $150 million = $180 million	$41 Million -Maximum- $161 Million -Between Target and Maximum-
James L.M. Chen[1]
Asia Pacific, or AP, operating profit: 2011 profit earned from our core business activities in AP, excluding interest and taxes.

Europe, the Middle East and Africa, or EMEA, operating profit: 2011 profit earned from our core business activities in EMEA, excluding interest and taxes.

Latin America, or LA, operating profit:  2011 profit earned from our core business activities in LA, excluding interest and taxes.

		* * *	* * *	n/a
___________________________________

[1]	Mr. Chen retired as of December 31, 2011 and was ineligible for the Annual Cash Bonus.

*
These key initiatives are based on strategic and operational objectives that are tied to our short- and long-term strategic and financial plans. These key initiatives have been selected because they ultimately lead to customer satisfaction and increased shareholder value. We believe that disclosing certain performance measures relating to specific division or business unit performance or other confidential strategic initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with, among other things, insight into our business strategy, pricing margins and capabilities. We typically set target performance at a level that would provide results that are in line with our guidance to our investors or that are otherwise reasonably difficult to achieve relative to historical trends and future expectations at the time the levels are set. Threshold and maximum performance levels are then set to have slightly decreased and increased difficulty, respectively, as compared to target levels.

Individual Goals. In addition to non-GAAP EPS and the key initiatives outlined above, certain executives have individualized goals that are directly tied to the individual’s operating unit, functional area or department, and may consist of a mixture of quantitative measures (for example, revenue growth, cost reduction, cash conversion, quality improvement and inventory goals) and qualitative measures (for example, operational and organizational improvements, product/service development and customer loyalty). The CEO develops and proposes the individual goals for his management team, which are approved by the Committee at the beginning of each fiscal year, and the Board sets the CEO’s individual performance objectives.
To the extent possible, individual quantitative goals are approved at threshold, target and maximum achievement levels, similar to the company goals and key initiatives. Further, similar to our company goals and key initiatives, quantitative individual goals may exclude certain non-recurring or extraordinary items. However, apart from the overall weighting of individual goals relative to company goals and key initiatives, the Committee has no set criteria, formula or weighting system for determining overall achievement of individual goals. Instead, the Committee bases its determination primarily on a subjective assessment made by the CEO and reported to the Committee on the overall achievement level of each executive’s individual goals.
For 2011, the Committee approved the following individual goals for the Named Executive Officers, which resulted in the achievement set forth below:

Named Executive Officer:	Individual Goals*:	Achievement:
Thomas W. Swidarski[1]	n/a	n/a
Bradley C. Richardson
• EMEA Restructuring - profitability

• FCPA - global review and compliance improvement initiatives

• Implement Economic Profit infrastructure

• Implementation of global shared service model, improvement in quarterly financial close process

• Oversight of corporate development group
Achieved -98% of Maximum-
Charles E. Ducey, Jr.
• Reduce operating expense as a percent of revenue – target of 13.8% reduction

• Achieve SB300 cost reduction – target of $30 million

• Implement Enterprise Security Strategy

• Cash Conversion Cycle asset management – target of 43.5 days

• Grow Integrated Services® offering globally – target of $150 million increase in total contract value
Achieved -91% of Maximum-
George S. Mayes, Jr.
• EMEA Restructuring - savings

• IT Risk Mitigation/Disaster Recovery project/IT Risk Assessment

• Oracle® and information technology plan - Deploy Oracle in Shanghai manufacturing facility

• Opteva Value Engineering/Value Analysis Workshop - per unit savings
Achieved -100% of Maximum-
James L.M. Chen[2]
• Drive cash conversion cycle improvement in AP, EMEA and LA
•
• Grow Integrated Services® revenue over 2010
•
• Drive emerging markets flow share gain

• Grow international security business

• EMEA Restructuring - profitability
n/a
___________________________________

[1]	Mr. Swidarski had multiple key initiatives and, as such, did not have any individual goals.

[2]	Mr. Chen retired as of December 31, 2011 and was ineligible for the Annual Cash Bonus.

*
As indicated above, management develops and proposes the individual goals that are approved by our Compensation Committee. These individual goals are based on strategic and operational objectives that are tied to the company’s short- and long-term strategic and financial plans. These individual goals have been selected because they ultimately lead to customer satisfaction and increased shareholder value. Although not all of these individual goals are quantitative in nature, for those that are, we believe that disclosing the quantitative performance measures relating to specific division or business unit performance or other confidential strategic initiatives, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with, among other things, insight into our business strategy, pricing margins and capabilities. We typically set target performance at a level that would provide results that are in line with our guidance to our investors or that are otherwise reasonably difficult to achieve relative to historical trends and future expectations at the time the levels are set. Threshold and maximum performance levels are then set to have slightly decreased and increased difficulty, respectively, as compared to target levels.

2011 Annual Cash Bonus Payout.  Based on the Named Executive Officers’ cash bonus opportunities (threshold / target / maximum as a percentage of base salary), and their weighted achievement of the foregoing company goals, key initiatives and individual goals, the Committee recommended, and the Board approved, a payout of cash bonuses as follows:

				Weighting
	Cash Bonus Opportunity (%)			Achievement of Company Goals		Achievement of Key Initiatives		Achievement of Individual Goals		Total		Base Salary		Committee Negative Discretion		Payout
Named Executive Officer:	Thresh.	Target	Max.	(40)%		(60)%		—%		(%)		($)		($)		($)
Thomas W. Swidarski	40	100	200	62.0%	+	92.5%	+	n/a	=	154.5%	x	840,000	-	297,968	=	1,000,000

				Weighting
	Cash Bonus Opportunity (%)			Achievement of Company Goals		Achievement of Key Initiatives		Achievement of Individual Goals		Total		Base Salary		Committee Negative Discretion		Payout
Named Executive Officer:	Thresh.	Target	Max.	(40)%		(40)%		(20)%		(%)		($)		($)		($)
Bradley C. Richardson	30	75	150	46.5%	+	41.0%	+	29.3%	=	116.8%	x	499,550	-	—	=	583,275
Charles E. Ducey, Jr.	30	75	150	46.5%	+	60.0%	+	27.3%	=	133.8%	x	384,322	-	—	=	514,223
George S. Mayes, Jr.	30	75	150	46.5%	+	50.4%	+	30.0%	=	126.9%	x	351,997	-	—	=	446,684
James L.M. Chen	30	75	150	n/a	+	n/a	+	n/a	=	n/a	x	n/a	-	—	=	n/a
In addition to the negative discretion the Committee used in connection with our non-GAAP EPS performance measure, the Committee also used negative discretion to reduce the payout to Mr. Swidarski. The Committee concluded that, given the CEO's ultimate responsibility for the oversight of the company, as a result of the impact to the company of the global FCPA investigation it was appropriate that Mr. Swidarski's cash bonus be reduced.
Long-Term Incentives
Overview. The 1991 Plan provides us with flexibility in the types of long-term incentives we can award to our executives, including the Named Executive Officers, and includes stock options, performance shares and RSUs. The LTI mix approved by the Committee is designed to provide for the delivery of total potential value in the form of approximately 40% performance shares (at target results), 40% stock options (valued using the Black-Scholes method), and 20% RSUs. In this manner, the Committee strikes a balance between awards tied only to stock price appreciation and those based on the full value of our common shares, as well as other performance factors. The Committee believes this mix aligns our LTI pay with market practice, and provides an LTI mix with a balance between long-term company performance, shareholder alignment, value creation and executive retention.
The LTI granted in 2011 supported our pay philosophy:

•	Stock options align our executives’ interests with those of shareholders because options only produce rewards for executives if our stock price increases after options are granted.

•
Performance shares reward our executives for achieving sustained financial results as well as for increasing our stock price. As a result, they tie rewards to performance and provide an additional means to own stock.

•	Grants of RSUs help in attracting and retaining key executives.
The Committee also takes into account the competitiveness of our executives’ target cash pay (salary plus target bonus) and competitive total pay levels in awarding LTIs. This dollar difference represents the target value of LTI that the Committee delivers in the form of options, performance shares and RSUs.
Stock Options. Stock option grant recommendations are developed by management and then reviewed and approved by the Committee, and are based on an executive’s salary grade or level, organizational level, reporting relationships and job responsibilities in order to maintain internal equity in the grants to participants. Actual grants also vary based on an assessment of several factors, including the market value of our common shares, our financial performance, shares available under the 1991 Plan, an individual’s target total compensation and his or her performance against individual performance goals. LTI delivered in the form of stock options is valued using the Black-Scholes option valuation method, the same method we use to determine its accounting fair value.
Our executives, including the Named Executive Officers, received option grants in 2011 with the following characteristics:

•	Non-qualified stock options, which provide us with a tax deduction at the time of exercise to the degree executives incur taxable income.

•	Exercise price equal to the closing price of our common shares on the date of grant so that executives do not receive options that are “in the money.”

•	Vest ratably over a four-year period to support executive retention.

•	Expire ten years after the date of grant to reward for long-term stock price appreciation.
Grants of stock options approved by the Committee to the Named Executive Officers during 2011 were as follows:

2011 Stock Options
Named Executive Officer:	Stock Options Granted:
Swidarski	135,000
Richardson	30,000
Ducey	25,000
Mayes	20,000
Chen	15,000
Performance Shares. Performance shares are earned over a three-year performance period beginning on January 1 of the year of the grant and ending three years later on December 31 for performance share awards beginning with the 2011 to 2013 performance period, with actual awards varying from target based on the achievement of financial objectives established by the Committee at the start of the period. Performance share awards for the 2010 to 2012 period will be earned over the three-year performance period determined as of the date of our fourth quarter and year-end earnings release immediately following the performance period. Beginning with the 2011 to 2013 performance period, the Committee changed the determination date to better align with market practice and to reduce the possibility of significant volatility in the stock price as a result of the earnings release. In addition, and to further reduce the potential for variability in the stock price, beginning with the 2011 to 2013 performance period, the Committee also changed from the closing price on the determination date to a twenty-day trailing average stock price ending on the determination date. No dividends are paid on performance shares until earned.
The award of performance shares is consistent with the Committee’s objective to take a balanced approach to LTI by rewarding sustained financial performance, as well as stock price appreciation and executive retention. The expected value of a performance share at the time of grant (based on our stock price) is used to determine the number of target performance shares awarded. The Committee then reviews and approves the performance share grant recommendations developed by management, which are based on the same principles used to develop stock option grant recommendations.
Our executives, including the Named Executive Officers, received target performance share awards for the 2011 to 2013 period with the following characteristics:

•
Our TSR for the period relative to our peer group and the S&P MidCap 400 Index determines the actual number of performance shares earned. Results in each area are weighted equally. This approach underscores the importance of providing shareholder returns equal to or greater than those companies similar to us as well as to the broader market of companies we compete with for investment. Moreover, it also balances the focus of stock options, the value of which is tied to the absolute growth in our stock price.

•	The actual number of shares earned will range from 0% to 200% of an individual’s target award:

○
If our relative TSR is below both groups’ 35th percentile, no performance shares will be earned. As a result, the Committee requires executives to provide shareholders a minimally acceptable (threshold) performance relative to our peers before any rewards can be earned.

○
Our executives can earn the maximum number of shares if our TSR equals or exceeds (1) the 60th percentile of one group and 100th percentile in the other, (2) the 70th percentile in one group and 90th percentile in the other, or (3) the 80th percentile of both groups. In this manner, our executives receive the highest level of rewards under the plan only when our performance is superior to that of other similar companies.

○	A matrix is used to determine awards for results between threshold and maximum.
○	An executive’s individual performance is not a factor in determining actual performance shares awarded.
Grants of performance shares, at target, approved by the Committee to the Named Executive Officers during 2011 were as follows:

2011 - 2013 Performance Shares
Named Executive Officer:	Target Performance Shares Granted:
Swidarski	43,500
Richardson	9,000
Ducey	9,000
Mayes	6,500
Chen	5,500
Goals for the 2009 to 2011 performance period were identical to those established for the 2011 to 2013 period. The Committee changed to a percentile ranking methodology beginning in 2009 for ease of administration. In the past, when companies have dropped out of our peer group or the S&P MidCap 400 Index during a performance period, it has not always been clear how best to adjust for such changes when using actual rankings. In certain situations, such as with a bankruptcy, it might be appropriate to assume poor performance and, therefore, deem the companies to have performed at the bottom of the rankings. However, in other situations, it may be less clear, such as in the case of a merger or acquisition. Changing to percentile rankings removes the ambiguity.
As discussed above, our actual TSR for the 2009 to 2011 performance period of 80.6% was ranked in the 40th to 49th percentile versus an original peer group comprised of 44 companies, and the 40th to 49th percentile versus the S&P Mid-Cap 400 Index, which produced a payout equal to 70% of each executive’s target award. Our executives received shares equal to this percent of target, as no discretion was used to increase or decrease the results based on our relative TSR. Accordingly, the performance shares earned by the Named Executive Officers for the 2009 to 2011 performance period were as follows:

2009-2011 Performance Shares Earned
Named Executive Officer:	Target Award:	Payout:
Swidarski	50,000	35,000
Richardson	5,625	3,938
Ducey	7,500	5,250
Mayes	7,500	5,250
Chen	7,500	—
RSUs. The award of RSUs is consistent with the Committee’s objective to take a balanced approach to LTI by providing for executive retention and to enhance executives’ incentive for building shareholder value, as well as rewarding sustained financial performance and stock price appreciation. The expected value of an RSU at the time of grant (based on our stock price) is used to determine the number of RSUs awarded. The Committee then reviews and approves the RSU grant recommendations developed by management, which are based on the same principles used to develop stock option and performance share grant recommendations.
From time to time, the Committee also provides special one-time grants of RSUs to new executives, to current executives that take on a new role or greatly expanded responsibilities, or to promote retention for a specified period of time. RSUs typically vest three years after the date of grant and may include performance features for early vesting.
Grants of RSUs approved by the Committee to the Named Executive Officers in 2011 were as follows:

2011 RSUs
Named Executive Officer:	RSUs Granted:
Swidarski	20,000
Richardson	4,500
Ducey	4,500
Mayes	4,500
Chen	2,500
In addition, in December 2011 the Committee approved RSU grants (beginning with 2013 grants) that will only be awarded to Named Executive Officers if we achieve a certain threshold performance. This approach provides for the tax deductibility of RSUs to the company. Similar to the Cash Bonus Plan, the Committee has decided to use non-GAAP EPS as the performance criteria for awarding RSU grants. Upon achievement of the minimum non-GAAP EPS, an RSU pool of 250,000 RSUs is created, which is then used to provide grants to Named Executive Officers that are not to exceed the following allocations that are set by the Committee:

•	CEO: 20% of the RSU pool; and

•	Other Named Executive Officers: 10% of the RSU pool.
While this minimum EPS is used to create the pool of RSUs for grant to the Named Executive Officers, the actual grant of RSUs will still be based on the LTI mix discussed above. In addition, the Committee may not use discretion to increase the size of the RSU grants; however, the Committee may exercise negative discretion to decrease the size of the RSU grants.

2012 Pay Actions and Grants to Named Executive Officers
Prior to filing this proxy statement for our Annual Meeting, the Committee made its executive pay decisions for 2012. The actions taken in 2012 below reflect the Committee’s continuing commitment to implement pay-for-performance principles, while also recognizing the need to retain and reward our key executives.

Summary of 2012 Executive Pay Actions
Base Salary:
•	Annual merit increases for all executives averaged 2.6%, and for the Named Executive Officers (excluding Mr. Ducey), 2%.
•	Mr. Swidarski did not receive a merit increase in 2012.
•	Mr. Ducey received a market adjustment of 11% in 2012.
Annual Cash Bonus Targets:
•
For 2012 cash bonuses payable in 2013, the Committee again set a minimum non-GAAP EPS to fund awards under our cash bonus plan, with payout again contingent upon a company goal based upon non-GAAP EPS, certain key initiatives, and individual goals.

2012-2014 Performance Shares:
•
The performance criteria for the 2012-2014 performance period remain unchanged from the 2011-2013 performance period: our relative TSR against our current peer group and the S&P MidCap 400 Index, equally weighted.

•
New for 2012-2014 performance share awards, in the event that our TSR is negative and relative positioning would result in a payout, any such payout will be capped at target payout. Although the Committee recognizes that the ability of management to mitigate stock price decline in a down market relative to our peers (similar to the past several years) should be rewarded, any such reward should be balanced against the potential misalignment with shareholder value.

The Committee also approved the following 2012 annual cash bonus opportunities (at target) and LTI awards to our Named Executive Officers:

			2012-2014 Performance Share Awards			2012 Stock Option Grants
Name	Target Payout Under 2012 Annual Cash Bonus Plan ($)	Grant Date	Threshold Payout (#)	Target Payout (#)	Maximum Payout (#)	Stock Options (#)	Exercise Price ($/Sh)	2012 RSUs (#)
Thomas W. Swidarski	840,000	2/8/2012	13,000	52,000	104,000	174,000	34.89	24,000
Bradley C. Richardson	390,024	2/8/2012	3,000	12,000	24,000	40,000	34.89	5,500
Charles E. Ducey, Jr.	318,507	2/8/2012	3,000	12,000	24,000	40,000	34.89	5,500
George S. Mayes, Jr.	270,598	2/8/2012	1,875	7,500	15,000	25,000	34.89	4,500
James L.M. Chen	—	—	—	—	—	—	—	—
All of these 2012 grants will be discussed in more detail in our proxy statement for our 2013 annual meeting.
Personal Benefits
Our executives, including the Named Executive Officers, are also eligible to participate in the following additional pay elements as part of their total pay package.
Benefits
We provide our executives with medical, dental, long-term disability, life insurance and severance benefits under the same programs used to provide benefits to all U.S. based associates. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1.5 million. Our executives’ personal benefits are not tied to individual or company performance and changes to these benefits reflect the changes to the benefits of all U.S. based associates.
Perquisites
We provide our executives with perquisites that are also not tied to individual or company performance. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and help in attracting and retaining high quality executives. Perquisites received by executives include the following, the values of which differ based on an executive’s reporting level:

•
Company car or car allowance, including a repair and maintenance allowance, and insurance allowance. This perquisite is being phased out except for a limited number of grandfathered positions, which include each of the Named Executive Officers.

•
Country club memberships, which are anticipated to be used for business as well as personal purposes. As of December 2008, this perquisite was discontinued for all of our executives, except our CEO, as it was felt that he, more so than our other executives, would benefit from the business development and networking opportunities provided by his club memberships.

•	Reimbursement for financial planning services to assist executives in managing the rewards earned under our programs.

•
A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals.

The Committee periodically reviews our practices in this area and makes any necessary adjustments based on competitive practices, consistency with our total pay philosophy and objectives, and cost to provide these personal benefits. As a result of the Committee’s review, beginning in 2008, we no longer provide tax gross-ups in connection with any executive perquisites. The trend in our peer group and in the market is to discontinue the practice of providing tax gross-ups in connection with executive perquisites and, further, providing tax gross-ups on perquisites is not consistent with our global cost reduction efforts.
Deferred Compensation
Our executives, including the Named Executive Officers, may elect to defer receipt of annual cash bonuses and performance shares pursuant to our Deferred Incentive Compensation Plan. Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include our common shares. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.
Retirement
We also maintain qualified and non-qualified retirement programs. Our executives, including the Named Executive Officers, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all U.S. based associates. Under our 401(k) plan, for executives hired prior to July 1, 2003 we historically matched 60% of the first 3% of pay that was contributed by the executive to the plan, and 40% of the next 3% of pay contributed. For executives hired on or after such date, we historically matched 100% of the first 3% of pay that was contributed by the executive to the plan, and 60% of the next 3% of pay contributed. However, as a result of the global economic downturn beginning in late 2008, in early 2009 we discontinued our 401(k) match for all associates hired prior to July 1, 2003, and reduced our 401(k) match for all associates hired after July 1, 2003 to 60% of the first 3% of pay contributed by the associate. In January 2011, we enhanced our 401(k) match as follows: for executives hired prior to July 1, 2003 we matched 25% of the first 6% of pay contributed, and for executives hired on or after such date, we matched 55% of the first 6% of pay contributed. In January 2012, we again enhanced our 401(k) match as follows: for executives hired prior to July 1, 2003, we matched 30% of the first 6% of pay contributed, and for executives hired on or after such date, we matched 60% of the first 6% of pay contributed.
We also have five non-qualified supplemental retirement plans: the Supplemental Employee Retirement Plan I, or SERP I, the Pension Supplemental Executive Retirement Plan, or Pension SERP, the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP. None of the Named Executive Officers participate in the SERP I, and the SERP I is now closed to new participants.
These plans are described in detail below under “2011 Pension Benefits.”
Participation in these plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee.
Mr. Swidarski and Mr. Ducey participate in the Pension SERP, Pension Restoration SERP and the 401(k) Restoration SERP; however, any benefits accrued under the Restoration SERPs offset benefits accrued under the Pension SERP to avoid duplication of benefits provided. Mr. Richardson and Mr. Mayes participate in the 401(k) Restoration SERP and the 401(k) SERP.
Change-in-Control Benefits
We maintain change-in-control agreements for our executive officers, including the Named Executive Officers, that provide our executives with the potential for continued employment for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control of the company. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause in connection with a change-in-control.
The agreements provide:

•	Severance of three times salary for the CEO, and two times salary for the other Named Executive Officers.

•	One year of continued participation in our employee retirement income, health and welfare benefit plans, including all executive perquisites.

•	One year of additional service for determining the executives’ non-qualified retirement benefits.
In addition, the agreements provide a tax gross-up for any excise tax imposed under Section 280G of the Internal Revenue Code, covering severance amounts payable under any other agreement, plan or arrangement. The Committee feels that this tax gross-up is reasonable in light of the salary-based structure of the plan and to ensure that our executives are kept “whole” in the event of a change-in-control so that the individual receives the same after-tax amount as he or she would have received without the imposition of the excise tax.
Change-in-control benefits are only paid upon the occurrence of two events. First, there must be a “change-in-control” of the company, as defined in the agreements. Second, an executive must be terminated without cause or he or she must terminate his or her own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.
The terms and conditions of these agreements are identical in all material respects, except for the multiple of base salary noted above. The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages its compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.
However, based upon these reviews, the Committee believes its change-in-control benefits, providing for payments of two and three times base salary, as applicable, are below median levels for executives in similar positions in our peer group and at other comparable companies. Therefore, the Committee determined, beginning in 2012, any new change-in-control agreements provided to executives, including to a Named Executive Officer, will provide severance benefits that include multiples of target bonus along with the above-referenced multiples of base salary. The Committee believes that the new change-in-control severance benefits are more consistent with its pay philosophy and with current market practice. In addition, in light of the inclusion of target bonus in the severance benefits and also consistent with current market practice, any new change-in-control agreements will no longer provide a tax gross-up feature for any excise tax imposed under Section 280G of the Internal Revenue Code.
The Committee does not take the value of these agreements into consideration when making any other compensation decisions.
Severance Benefits
In 2011, the Committee engaged Aon Hewitt to provide a comparative analysis of our severance practices against those of our peer group. As a result of that analysis, the Committee determined that it was current market practice to provide a formal executive severance policy in order to provide greater consistency for executives that are involuntarily terminated other than for cause or upon certain constructive terminations, in each case separate from a change-in-control. These benefits also provide a consistent approach to ensuring reinforcement of an executive's confidentiality, non-competition and non-solicitation obligations. As such, the Committee approved a Senior Leadership Severance Policy that provides for the following:

•
Severance of two times salary and target bonus for the CEO, and one and one-half times salary and target bonus for the other Names Executive Officers, as well as a pro-rata award bonus payment, to the extent such awards are ultimately earned based on the company's performance;

•
Two years of continued participation in our employee health and welfare benefit plans for our CEO, and one and one-half years of continued participation for the other Named Executive Officers (excluding perquisites and any qualified or non-qualified pension or 401(k) plans);

•	Lapse of the restrictions on outstanding restricted shares;

•	Vesting of all outstanding unvested options, which shall remain exercisable for three months;

•	Pro-rata vesting of all outstanding RSUs and performance shares (to the extent such awards are earned); and

•	Professional outplacement services for up to two years.
Expatriate Benefits
Executives sent on expatriate assignments receive payments to cover housing, automobile and other expenses under our standard expatriate policies. With the exception of Mr. Chen, who was asked to relocate to China when he was hired by us, none of the Named Executive Officers received expatriate benefits in 2011. Mr. Chen’s expatriate benefits are described in more detail in footnote 5 to the “2011 Summary Compensation Table” below.

Employment and Separation Agreements
Employment Agreements
We typically enter into employment agreements only with the CEO, and also the President when that title is held by someone other than the CEO. Mr. Swidarski’s employment agreement is described below. Other than Mr. Swidarski, we have not entered into any employment agreements with any of the other Named Executive Officers.
When an employment agreement is deemed necessary, the Committee usually models the agreement after prior employment agreements, and makes adjustments as necessary given, among other factors, a competitive analysis of the market for the position, our needs and the relative experience level of the individual accepting the position. These employment agreements may then go through a negotiation process with the individual and his or her legal counsel.
Mr. Swidarski. In April 2006, we entered into an employment agreement with Mr. Swidarski, with a term of two years and with automatic one-year renewals thereafter unless either party notifies the other at least six months before the scheduled expiration date that the term is not to renew. Pursuant to his agreement, Mr. Swidarski was to receive a base salary of $550,000 for the first year, with a cash bonus opportunity up to 200% of base salary, as well as other compensation. Further, Mr. Swidarski is entitled to a monthly auto allowance up to $3,295, financial planning and tax preparation services up to $20,000 annually, country club dues and fees, and an annual physical examination. Mr. Swidarski had previously been entitled to a tax gross-up on his auto allowance, but he agreed to the discontinuance of this benefit in 2008.
In the event that Mr. Swidarski is terminated without cause, he is entitled to receive severance payments, including: a lump sum amount equal to two years base salary; a lump sum amount equal to twice his target annual cash bonus for the year in which termination occurs; a pro rata annual cash bonus for the year in which termination occurs, but only to the extent an annual cash bonus is paid to others for the year of termination; and continued participation in our employee benefits plans for a period of two years (not including any qualified or non-qualified pension plan or 401(k) plan). Mr. Swidarski is also subject to non-competition and non-solicitation obligations for a period of two years following his termination of employment, regardless of the circumstances surrounding such termination. A copy of Mr. Swidarski’s amended and restated agreement was filed as Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 2008.
Separation Agreements
Historically, we entered into individually-negotiated separation agreements with our executive officers upon their separation from service in order to reinforce that individual’s confidentiality, non-competition and non-solicitation obligations. Any such separation agreements were typically heavily negotiated, but ultimately consistent with prior separation agreements. Accordingly, in 2011 the Committee approved the Senior Leadership Severance Policy discussed above under “Severance Benefits” in order to better align with market practice, provide greater consistency in the event of an involuntary termination, and to minimize the cost of such severance negotiations.
These agreements are only prepared at the time of an executive’s separation from the company, and as such, do not affect the Committee’s decisions on other compensation elements.
Other Compensation Policies
Stock Ownership Guidelines
We established stock ownership guidelines for our executives in 1996. Ownership guidelines reinforce the primary goals of our LTI: to build stock ownership among our executives and ensure their long-term economic interests are aligned with those of other shareholders.
In 2011, we modified our ownership requirements, setting guidelines as a percentage of salary instead of fixed share ownership in order to provide more flexibility to our executives and more closely align share ownership levels and retention periods with market best practices. The revised guidelines are as follows:

•	Chief Executive Officer: shares equal to five times salary;

•	Executives directly reporting to the Chief Executive Officer: shares equal to three times salary; and

•	Executives eligible to receive performance shares: shares equal to 1.5 times salary.
Executives must retain at least 50% of the net shares of stock received from any equity-based awards, after deductions for taxes and exercise costs, until guidelines are met. After guidelines are met, executives must hold at least 50% of the net shares of stock received from any equity-based awards, after such deductions, for at least one year. The guidelines have a retroactive effect, so any shares realized from equity-based awards received prior to the revised guidelines are subject to the same retention and holding periods.
In determining an executive’s stock holdings, we count the shares directly owned by the executive, including unvested restricted shares and shares deferred pursuant to our deferred compensation program, as well as the following stock equivalents: deferred shares, RSUs and the potential after-tax shares owned through the executive’s 401(k) savings plan account. Outstanding options and unearned performance shares do not count toward the executives’ stock ownership guidelines.
The stock holdings of the Named Executive Officers are set forth above under “Security Ownership of Directors and Management.”
The Committee reviews management’s stock holdings annually to monitor progress toward the stock ownership guidelines. However, we do not impose any penalties on executives who fail to meet the stock ownership guidelines. This is because the guidelines mandate some level of stock ownership whenever an executive would realize any value from an equity-based award. Moreover, we do not allow executives to hedge the economic risk associated with stock ownership.
Clawback Policy
In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or “claw back” any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus.
Examples of such detrimental conduct include:

•
Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years;

•	Soliciting one of our employees to terminate his or her employment with us;

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us;

•
Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work; and

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.
In addition, as a result of the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, the NYSE will be amending its listing standards to require listed companies to implement a mandatory clawback policy for the recoupment from current or former executives of any financial performance-based incentive compensation paid during a three-year look-back period, after a company restates financial results due to a material error. The effective date of this mandatory clawback policy requirement has been delayed in order for the SEC to better articulate the scope and demands of the clawback policy. Accordingly, the Committee has delayed the implementation of a mandatory policy until more detailed rules have been issued by the SEC.
Company-Imposed Black-Out Periods
Any time one of our executives is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the Named Executive Officers, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.
However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including Named Executive Officers, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. In 2011, however, none of the Named Executive Officers received any such cash distribution as a result of expiring stock options.
Limitations on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.
In order to qualify as performance-based compensation, our compensation plans must meet certain requirements,

including shareholder approval. We have taken steps intended to ensure we are not adversely affected by Section 162(m). To that end, our annual bonuses, grants of performance shares and awards of stock options are designed to meet the section’s deductibility requirements. Nevertheless, the Committee also believes it must maintain flexibility to take actions it deems to be in our best interests, but that may not qualify for tax deductibility under Section 162(m).
Base salaries, grants of restricted stock and RSUs (granted prior to 2013) do not qualify as performance-based compensation and would not be excluded from the limitation on deductibility. As a result, we have a policy pursuant to which certain executives have entered into agreements to automatically defer amounts affected by the $1 million limitation until the time when that limitation no longer applies.
EXECUTIVE COMPENSATION
The table below summarizes the total compensation earned by each of our Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009. The amounts shown include compensation for services in all capacities that were provided to us.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
Thomas W. Swidarski President and Chief Executive Officer	2011	840,000	—	2,408,475	1,522,800	1,000,000	1,075,308	200,680	7,047,263
	2010	800,000	—	1,756,440	1,222,725	800,000	787,477	164,603	5,531,245
	2009	750,000	—	1,158,000	1,177,440	921,000	474,000	114,410	4,594,850
Bradley C. Richardson Executive Vice President and Chief Financial Officer	2011	499,550	—	505,665	326,700	583,275	—	227,827	2,143,017
	2010	485,000	—	404,260	239,750	615,465	—	226,242	1,970,717
	2009	51,609	60,625	773,518	269,397	—	—	20,856	1,176,005
Charles E. Ducey, Jr. Executive Vice President, North America Operations	2011	384,322	—	505,665	272,250	514,223	690,870	56,232	2,423,562
	2010	357,509	—	362,440	143,850	376,253	493,583	54,958	1,788,593
	2009	308,706	—	173,700	117,744	233,421	229,000	40,011	1,102,582
George S. Mayes, Jr. Executive Vice President, Global Operations	2011	351,997	—	406,040	217,800	446,684	—	143,679	1,566,200
	2010	343,412	—	362,440	143,850	404,368	—	120,631	1,374,701
	2009	329,277	—	173,700	117,744	270,776	—	188,333	1,079,830
James L. M. Chen Former Executive Vice President, International Operations	2011	369,342	—	300,850	163,350	—	—	510,382	1,343,924
	2010	369,342	—	362,440	143,850	155,678	—	284,852	1,316,162
	2009	340,248	—	173,700	117,744	244,821	—	724,820	1,601,333
___________________________________

[1]
For 2011, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for performance shares and RSUs awarded to the Named Executive Officers in 2011. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance shares, beginning in 2011 such amounts are calculated based on the probable outcome of the relevant performance conditions as of the grant date using a Monte Carlo simulation model. For more information regarding 2011 awards, including the assumptions used in calculating the fair value of performance shares, see the “2011 Grants of Plan-Based Awards Table” below. The maximum number of performance shares that may be earned is also reflected below under the “2011 Grants of Plan-Based Awards Table,” the grant date fair value of which would be: for Mr. Swidarski, $3,466,950; for Mr. Richardson, $717,300; for Mr. Ducey, $717,300; for Mr. Mayes, $518,050; and for Mr. Chen, $359,370 (although due to Mr. Chen’s retirement, he is no longer eligible for payout of these performance shares). The specific terms of the performance shares and RSUs are discussed in more detail in “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[2]
For 2011, this column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded to the Named Executive Officers in 2011. For more information regarding 2011 grants, see the “2011 Grants of Plan-Based Awards Table” below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. The specific terms of the stock options are discussed in more detail above under “Compensation Discussion and Analysis.” These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[3]
For 2011, this column reflects amounts earned by the Named Executive Officers under our Cash Bonus Plan for the 2011 fiscal year, but that were not actually paid out until February 2012. For a more detailed description of the related performance measures for the Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[4]
For 2011, these amounts shown are the difference between the value of pension benefits earned as of December 31, 2011 based on a 5.04% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2011 based on Scale AA and the value of pension benefits earned as of December 31, 2010 based on a 5.83% discount rate and the RP-2000 Combined Healthy Mortality Table with mortality improvement to December 31, 2010 based on Scale AA. Further, the values were determined assuming the probability is nil that the Named Executive

Officer will terminate, retire, die or become disabled before normal retirement date. There was no above-market or preferential interest earned by any Named Executive Officer in 2011 on non-qualified deferred compensation. The benefit values for Mr. Swidarski and Mr. Ducey reflect their participation in the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP based upon 15 and 33 years of service, respectively. See “2011 Pension Benefits” below.

[5]
For 2011, the amounts reported for “All Other Compensation” consist of amounts provided to the Named Executive Officers as outlined in the table below, with respect to (a) the use of an automobile or cash in lieu thereof (for Mr. Chen, this amount includes the cost of a driver), (b) club memberships for Mr. Swidarski, (c) the dollar value of insurance premiums paid by us for the benefit of the executive, (d) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan, including taxes attributable to such non-qualified defined contribution plan, for which the executive is a participant, (e) financial planning services/tax assistance, (f) dividend equivalents paid on unvested RSUs, and (g) other. For the Named Executive Officers, excluding Mr. Chen, the amount in column (g) reflects the approximate value of an annual physical exam provided to our executives and other miscellaneous expenses. For Mr. Richardson, the amount in column (g) also reflects relocation-related expenses totaling $25,532 for his move from Wisconsin to Northeast Ohio following his appointment. For Mr. Chen, the amount in column (g) includes the following expatriate cost of living allowances for the location of his residence in Shanghai, China: a housing allowance in the amount of $111,000; a goods and services allowance in the amount of $37,000; pension payments in the amount of $55,401; and tax payments of $268,895.

	All Other Compensation ($)
Names	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Thomas W. Swidarski	23,400	44,937	2,346	14,175	11,250	90,160	14,412
Bradley C. Richardson	10,656	—	1,870	128,868	10,008	40,712	35,713
Charles E. Ducey, Jr.	14,256	—	2,513	8,475	10,008	18,480	2,500
George S. Mayes, Jr.	14,256	—	1,286	97,149	10,008	18,480	2,500
James L.M. Chen	23,946	—	—	—	—	14,140	472,296
2011 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Thresh. ($)	Target ($)	Max. ($)	Thresh. (#)	Target (#)	Max. (#)	All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Thomas W. Swidarski	2/14/2011	—	—	—	—	—	—	—	135,000	33.75	1,522,800
	2/14/2011	—	—	—	—	—	—	20,000	—	—	675,000
	2/14/2011	—	—	—	10,875	43,500	87,000	—	—	—	1,733,475
	2/14/2011	336,000	840,000	1,680,000	—	—	—	—	—	—	—
Bradley C. Richardson	2/10/2011	—	—	—	—	—	—	—	30,000	32.67	326,700
	2/10/2011	—	—	—	—	—	—	4,500	—	—	147,015
	2/10/2011	—	—	—	2,250	9,000	18,000	—	—	—	358,650
	2/14/2011	149,865	374,662	749,325	—	—	—	—	—	—	—
Charles E. Ducey, Jr.	2/10/2011	—	—	—	—	—	—	—	25,000	32.67	272,250
	2/10/2011	—	—	—	—	—	—	4,500	—	—	147,015
	2/10/2011	—	—	—	2,250	9,000	18,000	—	—	—	358,650
	2/14/2011	115,297	288,242	576,483	—	—	—	—	—	—	—
George S. Mayes, Jr.	2/10/2011	—	—	—	—	—	—	—	20,000	32.67	217,800
	2/10/2011	—	—	—	—	—	—	4,500	—	—	147,015
	2/10/2011	—	—	—	1,625	6,500	13,000	—	—	—	259,025
	2/14/2011	105,599	263,998	527,996	—	—	—	—	—	—	—
James L.M. Chen	2/10/2011	—	—	—	—	—	—	—	15,000	32.67	163,350
	2/10/2011	—	—	—	—	—	—	2,500	—	—	81,675
	2/10/2011	—	—	—	1,375	5,500	11,000	—	—	—	219,175
	2/14/2011	110,803	277,007	554,013	—	—	—	—	—	—	—
___________________________________

[1]
These columns present information about the potential payout under our Cash Bonus Plan for fiscal year 2011. The actual amount paid in February 2012 is reflected above in the “2011 Summary Compensation Table” under the column “Non-Equity Incentive Plan Compensation.” For a more detailed description of the related performance measures for our Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]
These columns present information about performance shares awarded during 2011 pursuant to the 1991 Plan. The performance measures will be calculated over the three-year period beginning on January 1, 2011 and ending on December 31, 2013. No amount is payable unless the threshold performance is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if we achieve maximum performance. For a more detailed description of the performance shares and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]	This column presents information about RSUs awarded during 2011 pursuant to the 1991 Plan. For a more detailed description of the RSUs, see above under “Compensation Discussion and Analysis.”

[4]	All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2011. For a more detailed description of the stock options, see above under “Compensation Discussion and Analysis.”

[5]
For performance shares, the fair value of $39.85 as of the grant date was calculated using a Monte Carlo simulation model, and such values reflect the total amount that we would expect to expense in our financial statements over the awards' three-year performance period, based on the probable outcome of the performance conditions, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these performance shares were as follows: (a) an expected performance period of three years; (b) a risk-free interest rate of 1.26%, which is the interest rate for a zero-coupon U.S. government bond, with a maturity of three years; (c) volatility of 35.3%, calculated using the daily ending stock price for the equivalent period to the expected term prior to grant date; and (d) a dividend yield of 3.41% as of the grant date. For RSUs, the fair value is calculated using the closing market price of the shares on the grant date of $33.75 for Mr. Swidarski and $32.67 for Messrs. Richardson, Ducey, Mayes and Chen, and such values reflect the total amount that we would expect to expense in our financial statements over the awards' three-year vesting period. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $11.28 for Mr. Swidarski and $10.89 for Messrs. Richardson, Ducey, Mayes and Chen, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End
The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2011 for the Named Executive Officers. In addition, the following table provides information relating to grants of RSUs and performance shares to the Named Executive Officers that have not yet vested as of December 31, 2011. No stock appreciation rights were outstanding as of December 31, 2011.

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
									Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Thomas W. Swidarski	2/6/2002	15,000	—	—	36.59	2/5/2012	—	—	—	—
	2/5/2003	20,000	—	—	36.31	2/4/2013	—	—	—	—
	2/11/2004	25,000	—	—	53.10	2/10/2014	—	—	—	—
	2/10/2005	22,900	—	—	55.23	2/9/2015	—	—	—	—
	12/12/2005	75,000	75,000	—	37.87	12/11/2012	—	—	—	—
	2/13/2008	90,000	30,000	—	25.53	2/12/2018	—	—	—	—
	2/11/2009	75,000	75,000	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	31,875	95,625	—	27.88	2/10/2020	—	—	—	—
	2/14/2011	—	135,000	—	33.75	2/13/2021	—	—	—	—
	2/14/2007	—	—	—	—	—	40,000	1,202,800	—	—
	2/11/2010	—	—	—	—	—	20,500	616,435	—	—
	2/14/2011	—	—	—	—	—	20,000	601,400	—	—
	3/26/2009	—	—	—	—	—	—	—	50,000	1,503,500
	2/11/2010	—	—	—	—	—	—	—	42,500	1,277,975
	2/14/2011	—	—	—	—	—	—	—	87,000	2,616,090
Bradley C. Richardson	11/23/2009	15,000	15,000	—	26.43	11/22/2019	—	—	—	—
	2/11/2010	6,250	18,750	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	—	30,000	—	32.67	2/9/2021	—	—	—	—
	11/23/2009	—	—	—	—	—	23,850	717,170	—	—
	2/11/2010	—	—	—	—	—	8,000	240,560	—	—
	2/10/2011	—	—	—	—	—	4,500	135,315	—	—
	11/23/2009	—	—	—	—	—	—	—	5,625	169,144
	2/11/2010	—	—	—	—	—	—	—	6,500	195,455
	2/10/2011	—	—	—	—	—	—	—	18,000	541,260
Charles E. Ducey, Jr.	2/6/2002	6,400	—	—	36.59	2/5/2012	—	—	—	—
	2/5/2003	8,000	—	—	36.31	2/4/2013	—	—	—	—
	2/11/2004	5,000	—	—	53.10	2/10/2014	—	—	—	—
	2/10/2005	4,600	—	—	55.23	2/9/2015	—	—	—	—
	2/20/2006	10,000	—	—	39.43	2/19/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/13/2017	—	—	—	—
	2/13/2008	7,500	2,500	—	25.53	2/12/2018	—	—	—	—
	2/11/2009	7,500	7,500	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	3,750	11,250	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	—	25,000	—	32.67	2/9/2021	—	—	—	—
	2/20/2006	—	—	—	—	—	4,500	135,315	—	—
	2/11/2010	—	—	—	—	—	7,500	225,525	—	—
	2/10/2011	—	—	—	—	—	4,500	135,315	—	—
	3/26/2009	—	—	—	—	—	—	—	7,500	225,525
	2/11/2010	—	—	—	—	—	—	—	5,500	165,385
	2/10/2011	—	—	—	—	—	—	—	18,000	541,260
George S. Mayes, Jr.	2/10/2005	3,000	—	—	55.23	2/9/2015	—	—	—	—
	2/20/2006	8,000	—	—	39.43	2/19/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/13/2017	—	—	—	—
	2/13/2008	7,500	2,500	—	25.53	2/12/2018	—	—	—	—
	2/11/2009	7,500	7,500	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	3,750	11,250	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	—	20,000	—	32.67	2/9/2021	—	—	—	—
	2/20/2006	—	—	—	—	—	4,500	135,315	—	—
	2/11/2010	—	—	—	—	—	7,500	225,525	—	—
	2/10/2011	—	—	—	—	—	4,500	135,315	—	—
	3/26/2009	—	—	—	—	—	—	—	7,500	225,525
	2/11/2010	—	—	—	—	—	—	—	5,500	165,385
	2/10/2011	—	—	—	—	—	—	—	13,000	390,910
James L.M. Chen	2/6/2002	5,000	—	—	36.59	2/5/2012	—	—	—	—
	2/5/2003	7,500	—	—	36.31	2/4/2013	—	—	—	—
	2/11/2004	8,000	—	—	53.10	2/10/2014	—	—	—	—
	2/10/2005	8,000	—	—	55.23	2/9/2015	—	—	—	—
	2/20/2006	8,000	—	—	39.43	2/19/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	2/13/2017	—	—	—	—
	2/13/2008	7,500	2,500	—	25.53	2/12/2018	—	—	—	—
	2/11/2009	7,500	7,500	—	24.79	2/10/2019	—	—	—	—
	2/11/2010	3,750	11,250	—	27.88	2/10/2020	—	—	—	—
	2/10/2011	—	15,000	—	32.67	2/9/2021	—	—	—	—
	2/20/2006	—	—	—	—	—	750	22,553	—	—
	2/11/2010	—	—	—	—	—	7,500	225,525	—	—
	2/10/2011	—	—	—	—	—	2,500	75,175	—	—
	3/26/2009	—	—	—	—	—	—	—	7,500	225,525
	2/11/2010	—	—	—	—	—	—	—	5,500	165,385
	2/10/2011	—	—	—	—	—	—	—	11,000	330,770
___________________________________

[1]
With the exception of Mr. Swidarski’s December 12, 2005 award of 150,000 stock options, all of the stock options outstanding at 2011 fiscal year-end vest ratably over a four-year period beginning on the first anniversary of the date of grant. Mr. Swidarski’s award of 150,000 stock options has a seven-year cliff vest; however, pursuant to the terms of the option grants, one-half of this award vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of this award may vest early if our stock price reaches $60 per share for 20 consecutive trading days.

[2]
This column reflects unvested RSUs and restricted shares granted to the Named Executive Officers that had not yet vested as of December 31, 2011. Included in this column are special grants of RSUs awarded to Messrs. Ducey, Mayes and Chen on February 20, 2006 of 9,000 RSUs, 9,000 RSUs, and 1,500 RSUs, respectively, with a seven-year cliff vest; however, pursuant to the terms of the RSU grants, one-half of these awards vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of these special grants may vest early if our stock price reaches $60 per share for 20 consecutive trading days. Also included in this column is a special grant of RSUs awarded to Mr. Swidarski on February 14, 2007 of 40,000 RSUs with a seven-year cliff vest; however, pursuant to the terms of the RSU grant one-half of this award may vest early if our stock price reaches $62 per share for 20 consecutive trading days and the remainder may vest early if our stock price reaches $75 per share for 20 consecutive trading days. The remaining RSUs and restricted shares included in this column have a three-year cliff vest.

[3]	The market value was calculated using the closing price of our common shares of $30.07 as of December 30, 2011.

[4]
This column reflects the probable outcome, as of December 31, 2011, of performance shares granted to the Named Executive Officer for the performance periods 2009 to 2011, 2010 to 2012 and 2011 to 2013. For the 2009 to 2011 performance period, the current performance, as of December 31, 2011, was between threshold and target and, as such, pursuant to SEC rules, this column reflects the target payout. For the 2010 to 2012 performance period, the current performance, as of December 31, 2011, was between threshold and target and, as such, pursuant to SEC rules, this column reflects the target payout. For the 2011 to 2013 performance period, the current performance, as of December 31, 2011, was between target and maximum and, as such, pursuant to SEC rules, this column reflects the maximum payout.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Thomas W. Swidarski	—	—	47,400	1,599,750
Bradley C. Richardson	—	—	—	—
Charles E. Ducey, Jr.	—	—	9,480	319,950
George S. Mayes, Jr.	—	—	9,480	319,950
James L.M. Chen	—	—	16,980	565,950
___________________________________

[1]
The value realized is calculated for RSUs, restricted shares and performance shares by multiplying the number of shares of stock or units, as applicable, by the market value of the underlying securities on the vesting date. In 2011, Mr. Chen received RSUs that vested on February 13, 2011, with a closing price of our common shares on that date of $32.80 and Mr. Swidarski, Mr. Ducey, Mr. Mayes and Mr. Chen received a payout of performance shares on February 14, 2011, for the 2008 – 2010 performance period, with a closing price of our common shares on that date of $33.75. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2011 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payment During Last Fiscal Year ($)
Thomas W. Swidarski	Qualified Plan Pension SERP Pension Restoration SERP	15.3333 15.3333 15.3333	288,387 1,364,242 1,632,156	___ ___ ___
Bradley C. Richardson	n/a	___	___	___
Charles E. Ducey, Jr.	Qualified Plan Pension SERP Pension Restoration SERP	33.1667 33.1667 33.1667	588,445 709,661 954,347	___ ___ ___
George S. Mayes, Jr.	n/a	___	___	__
James L.M. Chen	n/a	___	___	___
___________________________________

[1]
The values are determined based on a 5.04% discount rate and the RP-2000 Combined Healthy Mortality Table with projected mortality improvement to December 31, 2011 based on Scale AA and are calculated assuming that the probability is nil that a Named Executive Officer terminates, dies, retires or becomes disabled before normal retirement date.

Mr. Swidarski and Mr. Ducey participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly U.S. based employees who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. We also maintain three defined benefit Supplemental Executive Retirement Plans, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Mr. Swidarski and

Mr. Ducey also participate in the Pension Restoration SERP and the Pension SERP.
Qualified Retirement Plan
The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level, plus

•	1.25% of final average compensation in excess of the Covered Compensation level,

•	which sum is multiplied by years of service (subject to a maximum of 30 years).
In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.
Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year ($245,000 in 2011). The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.
Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis when the sum of their age plus service is at least 70.
Mr. Swidarski has additional annual benefits payable from the Qualified Retirement Plan in the amount of $4,668, as a result of a transfer of a portion of his Pension SERP benefits. This amount is payable at the same time as the Pension SERP described below as a 100% joint and survivor benefit with a minimum five-year guarantee of payments.
Pension Restoration SERP
Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP at age 65 equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan with the exception of the actuarial reduction factors for retirement before age 65. Mr. Swidarski and Mr. Ducey are the only Named Executive Officers who are participants in the Pension Restoration SERP.
Pension SERP
The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the projected employer-provided balance in the 401(k) Restoration SERP (assuming a 3% employee match and a fixed rate of return of 8%) and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (prorated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of (1) attaining both the age of 50 and 70 points (determined by age plus years of service), or (2) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit.
Accrued benefits under the Pension SERP are fully vested in the event of a change in control of the company. Mr. Swidarski and Mr. Ducey are the only Named Executive Officers who are participants in the Pension SERP.
Mr. Swidarski receives enhanced benefits such that he accrues the full 50% target ratably over his entire service at age 60.
Present Value of Accumulated Benefits
The “Present Value of Accumulated Benefits” is the single-sum value as of December 31, 2011, of the annual pension benefit that was earned through that date payable under a plan beginning at the Named Executive Officer’s normal retirement age. The normal retirement age is defined as age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. For Mr. Swidarski, a portion of the Qualified Retirement Plan benefit is payable at the same time and in the same form of payment as benefits in the Pension SERP (as a 100% joint and survivor benefit with a minimum five-year guarantee of payments). We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 5.04%, the FASB ASC 715 discount rate as of December 31, 2011;

•	The RP-2000 Combined Healthy Mortality Tables for males and females projected with mortality improvement to December 31, 2011 using Scale AA;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.
Extra Credited Service
Mr. Swidarski has been granted the ability to accrue, for benefit calculation purposes only, 1.124 years of service for each year of service until the full 50% target benefit in the Pension SERP is accrued at age 60. We reserve the discretion to provide such grants of extra service on a case-by-case basis. Factors that might warrant such a grant would include, but not be limited by, the following: the recruitment of an executive who is foregoing benefits under a prior employer’s SERP or other non-qualified deferred compensation plans or the provision for an executive who would otherwise not qualify for a full accrual at the SERP’s normal retirement age of 65 because his or her years of service are less than the required 25 years of service.
2011 Non-Qualified Deferred Compensation

Deferred Incentive Compensation Plan No. 2
Name	Executive Contributions in 2011[1] ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2011[3] ($)
Thomas W. Swidarski	—	—	—	—	—
Bradley C. Richardson	612,555	—	(36,720)	—	647,468
Charles E. Ducey, Jr.	—	—	997	—	42,468
George S. Mayes, Jr.	—	—	—	—	—
James L.M. Chen	—	—	—	—	—
___________________________________

[1]
This amount is included for Mr. Richardson for 2010 in the "Non-Equity Incentive Plan Compensation" column of the "2011 Summary Compensation Table" for his 2010 Annual Cash Bonus paid and deferred in 2011.

[2]
This amount represents aggregate earnings (or losses) on cash deferrals, as well as dividends on deferred common shares. This amount is not reflected above in the “2011 Summary Compensation Table” as it is not considered preferential or above-market earnings on deferred compensation.

[3]
This column reflects the balance of all cash deferrals, including dividends on deferred common shares, and the aggregate earnings (or losses) in 2011 on such cash deferrals. As of December 31, 2011, the aggregate balance of all cash deferrals for Mr. Richardson was $647,468, and for Mr. Ducey was $6,985. This column also reflects the value of common shares deferred by Mr. Ducey calculated using the closing price of the shares of $30.07 as of December 30, 2011. The aggregate number of common shares deferred by Mr. Ducey and reflected in this column was 1,180 shares, with a value as of December 30, 2011, of $35,483. No portion of these amounts are reflected in the “All Other Compensation” column of the “2011 Summary Compensation Table” and no portion of these amounts were previously reported in our Summary Compensation Tables in prior years’ proxy statements.

401(k) Restoration SERP and 401(k) SERP
Name	Executive Contributions in 2011[1] ($)	Registrant Contributions in 2011[2] ($)	Aggregate Earnings in 2011[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2011[4] ($)
Thomas W. Swidarski	42,000	10,500	(1,489)	—	395,652
Bradley C. Richardson	33,302	120,783	5,116	—	285,116
Charles E. Ducey, Jr.	32,025	4,800	(1,185)	—	123,995
George S. Mayes, Jr.	25,185	89,064	(9,486)	—	513,869
James L.M. Chen	—	—	—	—	—
___________________________________

[1]	These amounts are included in the "Salary" column of the "2011 Summary Compensation Table."

[2]
These amounts are included in the “All Other Compensation” column of the “2011 Summary Compensation Table” and include amounts contributed in 2011 for the 2011 plan year under the 401(k) Restoration SERP, as well as amounts contributed in 2012 for the 2011 plan year under the 401(k) SERP.

[3]
These amounts represent aggregate earnings (or losses) on executive and registrant contributions. These amounts are not reflected in the “2011 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]
This column reflects the balance of all contributions and the aggregate earnings (or losses) on such contributions. No portion of this amount is reflected in the “All Other Compensation” column or the “Salary” column of the “2011 Summary Compensation Table” except current-year Registrant Contributions and Executive Contributions, respectively.
Non-Qualified Deferred Compensation Plans
Deferred Incentive Compensation Plan No. 2
Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the Named Executive Officers, were able to defer cash bonuses received under our Cash Bonus Plan and performance share awards earned under the 1991 Plan. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.
Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her Annual Cash Bonus or performance share earnout. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance shares must be made at least six months prior to the end of the three-year performance period specified in the grant. Mr. Richardson is the only Named Executive Officer who deferred any incentive compensation for 2011 under the Deferred Incentive Compensation Plan No. 2.
Deferrals of performance shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. The Vanguard Group administers our cash deferrals. As such, cash deferrals are transferred to Vanguard on a quarterly basis, and the executive may invest such cash deferrals in any funds available under our 401(k) plan (except that the Vanguard Prime Money Market Fund is not available in our 401(k) plan). The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2011, as reported by Vanguard.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard Total Bond Market Index Fund	7.56%	Vanguard Target Retirement Income	5.25%
Loomis Sayles Bond Fund	3.76%	Vanguard Target Retirement 2005	5.14%
Vanguard STAR Fund	0.77%	Vanguard Target Retirement 2010	3.37%
Vanguard Windsor II Fund	2.70%	Vanguard Target Retirement 2015	1.71%
Vanguard 500 Index Fund	1.97%	Vanguard Target Retirement 2020	0.60%
Vanguard U.S. Growth Fund	(0.68)%	Vanguard Target Retirement 2025	(0.37)%
Vanguard Prime Money Market Fund	0.05%	Vanguard Target Retirement 2030	(1.27)%
Vanguard Selected Value Fund	0.82%	Vanguard Target Retirement 2035	(2.24)%
Vanguard Mid-Cap Index Fund	(2.11)%	Vanguard Target Retirement 2040	(2.55)%
Loomis Sayles Small Cap Value Fund	(1.57)%	Vanguard Target Retirement 2045	(2.51)%
Vanguard Explorer Fund	(1.89)%	Vanguard Target Retirement 2050	(2.54)%
Vanguard International Growth Fund	(13.68)%	Vanguard Target Retirement 2055	(2.27)%
Oppenheimer Developing Markets Fund	(18.10)%	Diebold, Incorporated Stock	(2.65)%
Vanguard International Value Fund	(14.58)%
Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.
401(k) Restoration SERP
The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. Named Executive Officers are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Vanguard administers the 401(k) Restoration SERP. Both the salary deferrals and our matching contributions are transferred to Vanguard and the executive may invest in any funds available under our Deferred Incentive Compensation Plan No. 2 (except the Vanguard Prime Money Market fund, as noted above).
401(k) SERP
The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, because those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Each year the executive is provided a contribution based upon a points formula (age plus service) as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%
Vanguard administers the 401(k) SERP. Our contributions are transferred to Vanguard and the executive may invest the contributions in any investment funds available under our 401(k) Restoration SERP. The 401(k) SERP includes the Vanguard PRIMECAP Fund with a 2011 annual rate of return of (1.84%).
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amount of compensation payable to each Named Executive Officer upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination or change-in-control was effective as of December 30, 2011, and include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon his or her termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s separation.
Payments Made Upon Termination
Voluntary or Involuntary With Cause
Whether a Named Executive Officer’s employment terminates voluntarily or terminates involuntarily with cause, he or she is only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no employer-paid SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in “2011 Pension Benefits” above. If termination is voluntary, the values shown reflect the present value of the normal retirement benefit (at age 65) for the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP. Note that the two nonqualified defined benefit plans specify the timing and form of payment (based on known participant elections). However, due to the forms of payment being actuarially equivalent and the absence of early retirement subsidies, this calculation approach is reasonable.
If termination is involuntary with cause, only the portion of the 401(k) Restoration Plan benefit derived from employee contributions is payable to the Named Executive Officer. The 401(k) SERP and 401(k) Restoration SERP balances are not payable until the Named Executive Officer attains age 55.
Pursuant to the Senior Leadership Severance Plan discussed in more detail above under “Compensation Discussion and Analysis,” a voluntary termination by a Named Executive Officer will be deemed a constructive termination thereby entitling him or her to the payments and benefits discussed below under “Involuntary Without Cause” upon the occurrence of any of the following events without the Named Executive Officer’s express written consent:

•	A material reduction in the amount of the executive's then current base salary or target bonus;

•	We require the executive to change his or her principal location of work to any location which is in excess of 50 miles from his or her previous location of work;

•
Our failure to obtain in writing the obligation to perform or be bound by the terms of the Senior Leadership Severance Plan by any successor company or any purchaser of all or substantially all of our assets; or

•	Any other action or inaction by us that constitutes a material breach of the terms and conditions of the Senior Leadership Severance Plan.
Involuntary Without Cause
If a Named Executive Officer is involuntarily terminated without cause, or a voluntary termination is deemed a constructive termination, pursuant to the Senior Leadership Severance Plan, in addition to the foregoing he or she is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality and non-competition obligations):

•
A lump sum payment equal to one and one-half times base salary in effect on the date of termination and target bonus opportunity under our Cash Bonus Plan in the year of termination (for Mr. Swidarski, two times base salary and target bonus);

•
A pro-rata award under our Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned, payable when such awards are generally paid to others;

•
Continued participation in all of our employee health and welfare benefit plans for a period of one and one-half years (for Mr. Swidarski, two years), or the date he or she receives equivalent coverage from a subsequent employer), excluding perquisites and any qualified or non-qualified pension or 401(k) plans;

•	Lapse of the restrictions on outstanding restricted shares;

•
All outstanding unvested options immediately vest and remain exercisable for a period of three months following the date of termination (pursuant to Mr. Swidarski's employment agreement, his options remain exercisable for the entire option period);

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs;

•
Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	A Qualified Retirement Plan benefit using the plan provisions as described in “2011 Pension Benefits” above; and

•	Professional outplacement services for up to two years.
The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The Named Executive Officer is only entitled to a SERP benefit if he or she otherwise qualifies for a normal, early or deferred vested SERP benefit at termination. For Mr. Swidarski and Mr. Ducey, the values shown reflect the present value of the normal retirement benefit (at age 65) for the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP. Note that the two nonqualified defined benefit plans specify the timing and form of payment (based on known participant elections). However, due to the forms of payment being actuarially equivalent and the absence of early retirement subsidies, this calculation approach is reasonable. For Mr. Mayes, Mr. Ducey, Mr. Richardson, and Mr. Swidarski, we have included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the Named Executive Officer attains age 55.
Payments Made Upon Retirement
In the event of the retirement of a Named Executive Officer at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause,” he or she is entitled to the following:

•	All outstanding unvested options awarded prior to 2007 immediately vest;

•	All outstanding unvested options awarded after 2006 immediately vest if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded prior to 2007 immediately vest and become nonforfeitable;

•	All outstanding RSUs awarded after 2006 immediately vest and become nonforfeitable if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•
All outstanding RSUs awarded after 2006 vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the Named Executive Officer’s age and years of continuous employment equals or exceeds 70; and

•	Pro-rata performance share earnouts, as described above.
For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP we have included the value of those benefits which are immediately payable if the Named Executive Officer were to retire as of December 31, 2011. Only Mr. Ducey is able to retire under the terms of Diebold's defined benefit plans. The amount shown for Mr. Ducey also includes the value of his vested nonqualified defined contribution balance. For Mr. Mayes, Mr. Richardson, and Mr. Swidarski, we have only included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the Named Executive Officer attains age 55.
Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer, the Named Executive Officer or his or her estate or beneficiaries would receive the same benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable. In addition, the Named Executive Officer or his or her estate or beneficiaries would receive benefits under our disability plan or payments under our group term life insurance plan or any supplemental life insurance plan, as appropriate.
Named Executive Officers who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the Named Executive Officer’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the Named Executive Officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the Named Executive Officer terminated employment on the date of his death, survived to the payment date as elected by his or her spouse, elected the 50% joint and survivor form of payment and died the next day. Benefits payable to the surviving spouse upon death of the Named Executive Officer from the Pension SERP and the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension SERP, the death benefit is equal to the benefit that would have been payable to the Named Executive Officer if he or she terminated employment on the date of death and survived to his or her first payment date. Named Executive Officers must have ten years of service at the time of death for death benefits to be payable under the Pension SERP. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the Named Executive Officer and spouse, that would have been payable to the executive if he or she terminated employment on the date of death and survived to his or her first payment date. Named Executive Officers must have five years of service at the time of death for death benefits to be payable under the Pension Restoration SERP. The 401(k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had 10 years of service and three years of service, respectively.
Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the Named Executive Officer had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension SERP, Pension Restoration SERP, 401(k) Restoration SERP, and 401(k) SERP are payable immediately on an unreduced basis.
For the defined benefit plans, we have shown the present value of the benefits payable to the Named Executive Officer's spouse in case of the Named Executive Officer's death as of December 31, 2011. For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, values shown reflect the present value of the normal retirement benefit (at age 65).
Under the disability scenario for the defined benefit plans, we have reflected the present value of the immediately payable benefit if the Named Executive Officer is eligible for disability as of the measurement date. In determining the value of the disability benefits, we used the 1985 Pension Disability Mortality Table and the assumptions noted under “Present Value of Accumulated Benefits” above.
For both the death and disability scenarios for Mr. Mayes, Mr. Ducey, Mr. Richardson, and Mr. Swidarski, we have included the value of their vested nonqualified defined contribution balances which are payable immediately.
Mr. Swidarski
Pursuant to Mr. Swidarski’s employment agreement, in the event of his death, in addition to the benefits identified above, he is entitled to the following:

•	Base salary through the end of the month in which death occurs; and

•	A pro-rata award under our Annual Cash Bonus Plan, as described above.
In the event of his permanent and total disability, in addition to the benefits identified above, he would also be entitled to the following:

•	Disability benefits in accordance with the long-term disability program in effect for our senior executives, which in no event will provide him with less than 60% of his base salary to age 65;

•	Base salary through the end of the month in which disability benefits commence;

•	A pro-rata award under our Annual Cash Bonus Plan, as described above; and

•	Continued participation in our employee health and welfare benefit plans for a period of 36 months, excluding perquisites and any qualified or non-qualified pension or 401(k) plans.
Payments Made Upon a Change-in-Control or Termination Following a Change-in-Control
In the event of a change-in-control, pursuant to the terms of the applicable equity compensation agreements, each Named Executive Officer is automatically entitled to the following benefits:

•	Lapse of all restrictions on outstanding restricted shares awarded prior to September 2009;

•	All outstanding unvested options awarded prior to September 2009 immediately vest;

•	All outstanding RSUs awarded prior to September 2009 immediately vest and become nonforfeitable; and

•	All performance shares awarded prior to September 2009 are deemed to have been earned in full (at target) and become immediately due and payable in the form of common shares.
For all equity compensation agreements entered into after September 2009, the foregoing benefits would immediately vest only in the event the Named Executive Officer’s employment is terminated without cause following a change-in-control or if the Named Executive Officer terminates his or her own employment under the circumstances identified below.
In addition to the aforementioned benefits, pursuant to the change-in-control agreements described previously, if a Named Executive Officer’s employment is terminated without cause within three years following a change-in-control or if the Named Executive Officer terminates his or her employment within such time under the constructive termination circumstances identified below, in addition to the benefits indicated above, the Named Executive Officer is entitled to the following benefits:

•	A lump sum payment equal to two times base salary (for Mr. Swidarski, three times base salary), as in effect on the date of termination; and

•
Continued participation in all of our employee retirement income, health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months, excluding any equity compensation plans, with such benefits period being considered service for purposes of service credits under any of our qualified or non-qualified retirement plans (except that the continued service credit under any qualified plan shall be paid for by us).

For purposes of both the equity compensation agreements and the change-in-control agreements, a change-in-control is deemed to occur upon any of the following events:

•
We are merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
We sell or otherwise transfer all or substantially all of our assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•
There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of our then-outstanding securities (except that for equity compensation agreements entered into after September 2009, the applicable beneficial ownership threshold is 30%);

•
We file a current report or proxy statement with the SEC disclosing that a change in control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

•
If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Further, for purposes of the equity compensation agreements entered into after September 2009 and the change-in-control agreements, a voluntary termination by a Named Executive Officer upon a change-in-control will be deemed a constructive termination by us upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•
A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•
A good faith determination by the executive that the change-in-control has rendered him or her substantially unable to carry out or has substantially hindered his or her ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he or she held prior to the change-in-control;

•
We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•
We relocate and require the executive to change his or her principal location of work to any location which is in excess of 25 miles from his or her previous location of work, or requires the executive to travel significantly more than was previously required.

For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, the Named Executive Officer is entitled to the following:

•
A Qualified Retirement Plan benefit determined using the plan provisions as described in “2011 Pension Benefits” above plus an additional year of service and pay (base plus target bonus) in the benefit determination;

•	A Pension SERP benefit based on the formula applicable for normal retirement including an additional 12 months of service and pay (base plus target bonus);

•	A Pension Restoration SERP benefit based upon the formula applicable for normal retirement including an additional 12 months of service and pay (base plus target bonus);

•
A Qualified 401(k) Plan benefit determined using the plan provisions as described in “Retirement” above plus an additional year of service and pay (base plus target bonus) in the benefit determination based upon the 401(k) Plan formula effective for 2012;

•	A 401(k) Restoration SERP benefit with the extra year of service based upon the 401(k) Plan formula effective for 2012; and

•	A 401(k) SERP benefit including an additional 12 months of service and pay (base plus target bonus).
For the Qualified Retirement Plan, the Pension SERP and the Pension Restoration SERP, we have reflected the present value of the accrued benefit payable at normal retirement (including the additional year of service and pay as noted above). Under the terms of the defined benefit SERPs, these benefits are payable at the later of the executive's early retirement date or the date of a change-in-control with termination.
For the 401(k) SERP and the 401(k) Restoration SERP, the change-in-control trigger provides for the immediate vesting of all defined contribution balances. These balances are not payable to the Named Executive Officer until he has attained at least age 55 under the terms of the nonqualified defined contribution plans.
Each of the change-in-control agreements with the Named Executive Officers is substantially similar. A form of these amended and restated agreements was filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2008.
Effect of Certain Tax Regulations on Payments
Effect of Excise Tax on Parachute Payments
Under our change-in-control agreements, if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to the executives under any other agreement, are deemed to be “excess parachute payments” subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, we will reimburse the executive for the excise tax and any additional income, employment and excise taxes incurred on the gross-up payment.
Effect of Section 409A on Timing of Payments
With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

Post-Termination Payments Table

Name	Compensation Components	Voluntary ($)	Involuntary with Cause ($)	Involuntary w/o Cause ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control ($)	Change in Control w/ Termination ($)
Thomas W. Swidarski	Salary/Bonus	—	—	4,360,000	—	1,000,000	1,000,000	—	2,520,000
	Accelerated Long-Term Incentives:
	Stock options	—	—	741,619	—	741,619	741,619	532,200	741,619
	Performance shares[1]	—	—	2,677,901	2,677,901	2,677,901	2,677,901	4,089,520	4,089,520
	RSUs	—	—	1,408,099	—	2,420,635	2,420,635	1,202,800	2,420,635
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	3,686,828	613,749	3,686,828	395,652	2,788,424	4,952,477	—	4,185,733
	Other Benefits[3]	—	—	26,794	—	—	40,191	—	62,222
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	4,605,569
	Total:	3,686,828	613,749	12,901,241	3,073,553	9,628,579	11,832,823	5,824,520	18,625,298
Bradley C. Richardson	Salary/Bonus	—	—	1,894,594	—	—	—	—	999,100
	Accelerated Long-Term Incentives:
	Stock options	—	—	86,563	—	86,563	86,563	—	86,563
	Performance shares[1]	—	—	372,012	372,012	372,012	372,012	—	1,209,125
	RSUs	—	—	712,993	—	1,093,045	1,093,045	—	1,093,045
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	33,763	33,763	33,763	33,763	33,763	33,763	—	404,008
	Deferred Compensation Plan[5]	647,468	647,468	647,468	647,468	647,468	647,468		647,468
	Other Benefits[3]	—	—	—	—	—	—	—	164,170
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	1,842,919
	Total:	681,231	681,231	3,747,393	1,053,243	2,232,851	2,232,851	—	6,446,398
Charles E. Ducey, Jr.	Salary/Bonus	—	—	1,523,068	—	—	—	—	768,644
	Accelerated Long-Term Incentives:
	Stock options	—	—	75,588	—	75,588	75,588	50,950	75,588
	Performance shares[1]	—	—	407,616	407,616	407,616	407,616	225,525	661,540
	RSUs	—	—	298,194	348,311	496,155	496,155	135,315	496,155
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	2,376,448	694,406	2,376,448	1,987,264	1,641,470	2,538,118	—	2,574,870
	Deferred Compensation Plan[5]	42,468	42,468	42,468	42,468	42,468	42,468	—	42,468
	Other Benefits[3]	—	—	—	—	—	—	—	44,967
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	846,373
	Total:	2,418,916	736,874	4,723,382	2,785,659	2,663,297	3,559,945	411,790	5,510,605
George S. Mayes, Jr.	Salary/Bonus	—	—	1,370,677	—	—	—	—	703,994
	Accelerated Long-Term Incentives:
	Stock options	—	—	75,588	—	75,588	75,588	50,950	75,588
	Performance shares[1]	—	—	384,645	384,645	384,645	384,645	225,525	586,365
	RSUs	—	—	298,194	135,315	496,155	496,155	135,315	496,155
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	116,867	94,484	116,867	116,867	116,867	116,867	—	613,044
	Other Benefits[3]	—	—	—	—	—	—	—	132,414
	280G Excise Tax and Gross-up4	—	—	—	—	—	—	—	984,720
	Total:	116,867	94,484	2,245,971	636,827	1,073,255	1,073,255	411,790	3,592,280
James L.M. Chen	Salary/Bonus	—	—	969,523	—	—	—	—	738,684
	Accelerated Long-Term Incentives:
	Stock options	—	—	75,588	—	75,588	75,588	50,950	75,588
	Performance shares[1]	—	—	375,457	375,457	375,457	375,457	556,295	556,295
	RSUs	—	—	185,849	22,553	323,253	323,253	22,553	323,253
	Other Benefits	—	—	—	—	—	—	—	510,743
	Total:	—	—	1,606,417	398,010	774,298	774,298	629,798	2,204,563
___________________________________

[1]	Assuming actual payout of performance shares at target.

[2]
The assumptions used to calculate the value of the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2011 Pension Benefits.” Further, the Named Executive Officers are assumed to have terminated employment on December 31, 2011 and received the value of their benefits assuming payment begins at normal retirement or immediately, if eligible, at December 31, 2011. The values were determined as of December 31, 2011 based on compensation and service as of that date. In addition, these values represent total values to the Named Executive Officer under the given termination scenario. Retirement eligibility is age 50 with 70 points under the Qualified Pension, the Pension SERP and Pension Restoration SERP. The amounts shown above exclude the Qualified 401(k) Plan information. Mr. Mayes is vested in the 401(k) Restoration SERP but not in the 401(k) SERP. Mr. Richardson is not vested in employer contributions in either the 401(k) Restoration SERP or the 401(k) SERP.

[3]
“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the Named Executive Officer for retirement income, health and welfare benefit plans, including executive perquisites and expatriate benefits, which the Named Executive Officer was eligible to receive as of December 31, 2011.

[4]
Upon a change in control of the company, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income or other taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

[5]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.”
REPORT OF AUDIT COMMITTEE
The Audit Committee is comprised of Henry D. G. Wallace, Chair, Bruce L. Byrnes, Mei-Wei Cheng, Philip B. Lassiter and Alan J. Weber. Each member of the committee is independent as defined in Section 303A.02 of the NYSE corporate governance standards. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com.
The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered accounting firm, our audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2011. The Audit Committee has also discussed with our independent registered accounting firm the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.
The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
The Audit Committee:
Henry D. G. Wallace, Chair
Bruce L. Byrnes
Mei-Wei Cheng
Philip B. Lassiter
Alan J. Weber

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED ACCOUNTING FIRM
The Audit Committee has again appointed KPMG LLP, our independent registered accounting firm since 1965, to examine our accounts and other records for the fiscal year ending December 31, 2012. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.
A representative of KPMG LLP is expected to be present at the Annual Meeting, to make a statement if he or she desires and to respond to appropriate questions.

Audit and Non-Audit Fees
The following table shows the aggregate fees billed to us for the annual audit and review of the interim financial statements and other services provided by KPMG LLP for fiscal 2011 and 2010.

	2011	2010
Audit Fees[1]	$3,979,841	$4,007,031
Audit-Related Fees[2]	396,492	622,213
Tax Fees[3]	641,370	900,540
All Other Fees[4]	—	20,000
Total	$5,017,703	$5,549,784
___________________________________

[1]
“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]	“Audit-Related Fees” consist of fees billed related to the remediation of our internal financial controls and our global FCPA review.

[3]
“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[4]
“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from our independent registered accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered accounting firm.
These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Henry D. G. Wallace, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Wallace must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
Recommendation of the Board
The board recommends a vote FOR ratification of the appointment of our independent registered accounting firm.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION
In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to the company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the company, the Board values the opinions of our shareholders and the Compensation Committee will review the results of the vote and take it into consideration when making future decisions regarding executive compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2013 annual meeting of shareholders.
“Compensation Discussion and Analysis” and “Executive Compensation” describe our executive compensation program and the decisions and rationale of our Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide dynamic leadership to the company and are instrumental to the success of the company. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:
“RESOLVED, that the compensation of the named executive officers of the company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
Recommendation of the Board
The Board recommends that you indicate your approval of the company’s named executive officer compensation philosophy by voting FOR Proposal 3.

SHAREHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household unless you request otherwise. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2011 or this proxy statement to you if you share an address subject to householding. Please contact our Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.
EXPENSES OF SOLICITATION
The cost of soliciting the proxies will be paid by the company. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Laurel Hill Advisory Group, LLC, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $7,700.
SHAREHOLDER PROPOSALS
We must receive by November 13, 2012 any proposal of a shareholder intended to be presented at our 2013 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2013 meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.
Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, which a shareholder intends to present at our 2013 meeting, but which will not be included in our proxy, notice of meeting and proxy statement related to the 2013 Meeting, or non-Rule 14a-8 proposals, must be received by us at our principal executive office on or between December 13, 2012 and January 12, 2013 (or, if the 2013 meeting is held more than 30 days prior to or after April 26, 2013, not later than the close of business on the later of the 90th day prior to the 2013 meeting or the 10th day following the day on which public announcement of the date of the 2013 meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our code of regulations.
Non-Rule 14a-8 proposals must comply with certain provisions of our code of regulations. Our proxy related to the 2013 meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2013 meeting.
OTHER MATTERS
We are not aware of any matters to be presented at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of Ohio Revised Code, the Board has appointed inspectors of elections to act at the Annual Meeting.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
By Order of the Board of Directors

Chad F. Hesse
Vice President, General Counsel and Secretary

Canton, Ohio
March 13, 2012

Directions to Sheraton Suites
1989 Front Street, Cuyahoga Falls, Ohio 44221
From Akron-Canton Regional Airport
Take Interstate 77 North to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard. The hotel is located on the left, at the corner of Front Street and Broad Boulevard.

From Youngstown (East)
Take Interstate 76 West to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard and turn left again onto Front Street. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to the Broad Boulevard Exit. Turn right on Broad Boulevard and then turn left on Front Street. The hotel is on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to the 277/224 East/Canton Exit. Follow Route 77 to Exit 4B, Akron “Exit Only.” Within one mile follow Exit 125A, Route 8 North. Exit at Broad Boulevard and turn left to the hotel.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DIEBOLD, INCORPORATED 5995 MAYFAIR ROAD PO. BOX 3077 NORTH CANTON, OH 44720-8077
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1. Election of Directors
Nominees
01 Patrick W. Allender	02 Bruce L. Byrnes		03 Mei-Wei Cheng		04 Phillip R. Cox	05 Richard L. Crandall
06 Gale S. Fitzgerald	07 John N. Lauer		08 Rajesh K. Soin		09 Thomas W. Swidarski	10 Henry D.G. Wallace
11 Alan J. Weber
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2. To ratify the appointment of KPMG LLP as independent registered accounting firm for the year 2012;							☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation.							☐	☐	☐
NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified. The Board of Directors recommends a vote “FOR” these items.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)				Date

PLEASE VOTE TODAY

PLEASE VOTE TODAY
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DIEBOLD, INCORPORATED

This Proxy is Solicted on Behalf of the Board of Directors
The undersigned hereby appoints Thomas W. Swidarski and Bradley C. Richardson, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on February 27, 2012, at the annual meeting of shareholders which will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio (directions available in the proxy statement) on April 26, 2012 at 10:00 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York Mellon for the account in the Dividend Reinvestment Plan.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN #091971 and the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #095760. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 24, 2012 the Trustee will vote your shares held in the Plans.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side